PURCHASE AGREEMENT
dated as of
September __, 2005
among
MARTIN OPERATING PARTNERSHIP L.P. ,
PRISM GAS SYSTEMS I, L.P.,
and
NATURAL GAS PARTNERS V, L.P.
ROBERT E. DUNN
WILLIAM J. DIEHNELT
GENE A. ADAMS
PHILIP D. GETTIG
SHARON L. TAYLOR
SCOTT A. SOUTHARD
relating to the purchase and sale
of
100% of the Membership Interests
of
PRISM GAS SYSTEMS GP, L.L.C.
AND
100% of the Limited Partnership Interests
of
PRISM GAS SYSTEMS I, L.P.

i

LIST OF EXHIBITS AND ANNEXES
Exhibit A – Escrow Agreement
Exhibit B – Release of NGP
Exhibit C – Release of Sellers
Exhibit D – Mutual Release with Manager, Director, or Officer
Exhibit E – Avail Consulting Engagement Letter
Annex A – Ownership of Interests
LIST OF SCHEDULES

Schedule 1.01	-	Permitted Liens
Schedule 2.05(a)(1)	-	Waskom Site Property Description
Schedule 3.04	-	Noncontravention
Schedule 3.05(b)	-	Partnership Securities
Schedule 3.05(c)	-	Rights to Purchase Interests or Stock of Partnership Group
Schedule 3.07	-	Subsidiaries
Schedule 3.08(a)	-	Partnership Group Audited Financial Statements
Schedule 3.08(b)	-	Partnership Group Unaudited Financial Statements
Schedule 3.08(c)	-	Partnership Group Year End Adjustments for 2002, 2003 and 2004
Schedule 3.08(d)	-	Joint Venture Unaudited Financial Statements
Schedule 3.08(e)	-	Joint Venture Year End Adjustments
Schedule 3.08(f)	-	Internal Control Exceptions
Schedule 3.09	-	Absence of Certain Changes
Schedule 3.10	-	Intercompany Accounts
Schedule 3.11	-	Material Contracts
Schedule 3.12	-	Litigation (Sellers)
Schedule 3.13	-	Permits and Licenses
Schedule 3.14(a)	-	Intellectual Property Rights
Schedule 3.14(b)	-	Intellectual Property Right Agreements
Schedule 3.15		Insurance Policies
Schedule 3.17	-	Employees
Schedule 3.18	-	Employee Benefit Plans
Schedule 3.19	-	Gas Regulatory Matters
Schedule 3.20	-	Tax Matters
Schedule 3.21	-	Environmental Matters
Schedule 3.21(c)		Environmental Reports
Schedule 3.21(d)	-	Hazardous Materials
Schedule 3.21(e)	-	Discontinued Real Property
Schedule 3.22	-	Preferential Rights
Schedule 3.23	-	Letters of Credit
Schedule 3.24(a)	-	Owned Real Property
Schedule 3.24(b)	-	Leased Real Property
Schedule 4.04	-	Certain Consents
Schedule 4.06	-	Litigation (Buyer)
Schedule 5.01	-	Conduct of Partnership Group
Schedule 5.01(d)	-	Capital Expenditures
Schedule 7.12	-	McCleod Right of Way Title Issue

PURCHASE AGREEMENT
     AGREEMENT dated as of September 6, 2005 among Prism Gas Systems I, L.P., a Texas limited partnership (the “Partnership”), for the limited purpose of making certain representations and warranties in Article 3, Martin Operating Partnership L.P., a Delaware limited partnership (“Buyer”), and Natural Gas Partners V, L.P., a Delaware limited partnership, Robert E. Dunn, William J. Diehnelt, Gene A. Adams, Philip D. Gettig, Sharon L. Taylor and Scott A. Southard (“Sellers”).
W I T N E S S E T H :
     WHEREAS, the Partnership provides directly and indirectly a variety of gathering and processing services to natural gas producers in Texas and is also engaged in the marketing of natural gas liquids and residue gas; and
     WHEREAS, Sellers are the record and beneficial owners of the Interests and desire to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Sellers, upon the terms and subject to the conditions hereinafter set forth;
     The parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions.
     (a) The following terms, as used herein, have the following meanings:
     “Administaff” shall mean Administaff Companies II, L.P., a Delaware limited partnership.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Partnership nor the Partnership Group nor any Subsidiary shall be considered an Affiliate of Sellers.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority that is binding upon such Person.
     “Bank Credit Agreement” means the Credit Agreement, dated November 5, 2003, by and among the Partnership, the General Partner, and Fleet National Bank, as bank, Fleet National Bank, as administrative agent, and Fleet Securities, Inc., as arranger and book manager, as the same may be amended and supplemented.
     “Base Purchase Price” means the aggregate sum of $94.5 million.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Business” means the conduct of gathering, processing, fractionating, treating and stabilizing services to natural gas producers in Texas and Louisiana and the marketing of natural gas liquids and residue gas as currently conducted by the Partnership Group and the Joint Ventures.
     “Claims” means any action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action, demand or threat.
     “Closing Date” means the date of the Closing, which date shall for all purposes be the effective date of the transactions contemplated hereunder.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Damages” means any and all assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever, whether actual or consequential, including any Losses.
     “Easements” shall mean easements, licenses, rights-of-way or other similar interests relating to the Real Property.
     “Employee Plans” shall mean any bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension or retirement plan, program, agreement or arrangement, or any other benefit plan of any kind whatsoever that is provided to employees or former employees of the Partnership or their beneficiaries, and each other “employee benefit plan” as defined in Section 3(3) of ERISA, whether formal or informal, written or oral, and whether contributed to, or required to be contributed to, by the Partnership.
     “Environmental Action” means any administrative, regulatory or judicial action, suit, Claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement by any Person relating in any way to any Environmental Law or any demand or threat with respect to any of the foregoing.
     “Environmental Laws” means any and all Applicable Laws, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., in each case as in effect on the date hereof, related to the protection of the environment or human health, including workplace safety.
     “Environmental Permits” means all Permits, authorizations, consents, approvals and registrations issued under Environmental Laws.
     “Equity Securities” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of a corporation, however designated, and any warrants, options or other rights to purchase or acquire any such capital stock and any securities convertible into or exchangeable or exercisable for any such capital stock, (ii) with respect to any partnership, all partnership interests, participations or other equivalents of partnership interests of a partnership, however designated, and any warrants, options or other rights to purchase or acquire any such partnership interests and any securities convertible into or exchangeable or exercisable for any such partnership interests and (iii) with respect to any limited liability company, all units, interests, participations or other equivalents of membership interests of a limited liability company, however designated, and any warrants, options or other rights to purchase or acquire any such membership interests and any securities convertible into or exchangeable or exercisable for any such membership interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any other entity which, together with the Partnership would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
     “General Partner” means Prism Gas Systems GP, L.L.C., a Texas limited liability company.
     “Governmental Authority” means any federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

     “Hazardous Substance” means any solid, liquid, or gaseous, substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law, including but not limited to, asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials, or any petroleum, hydrocarbons, hydrocarbon products, natural gas liquids, crude oil or any components, fractions, or derivatives thereof, oil or gas exploration or production waste, natural gas, or synthetic gas, or any mixtures thereof.
     “Hedging Transaction” means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, interest rates, currencies or securities.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases, (e) any other indebtedness required to be classified as such under GAAP, and (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person.
     “Intellectual Property Rights” means any Software, trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, trade dress, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.
     “Interests” means all of the outstanding membership interests of the General Partner and all of the outstanding limited partner interests of the Partnership, including any option, warrant or similar instrument permitting any Person to acquire any such membership or limited partner interests at any time.
     “Investment” means, with respect to any Person, any payment, loan, advance or contribution of any amount to any other Persons or any agreement or commitment to do any of the foregoing, and in any event will include (i) any direct or indirect purchase or other acquisition of any notes, obligations, instruments or Equity Securities and (ii) any capital contribution to any other Person.
     “Joint Venture” or “Joint Ventures” means Waskom Gas Processing Company, a Texas general partnership (“Waskom”), Matagorda System (“Matagorda”) and Panther Interstate Pipeline Energy, L.L.C., a Texas limited liability company (“Pipe”).
     “Knowledge of Buyer”, “Buyer’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of Ruben S. Martin, Jeffery A. Ballew or Robert D. Bondurant.
     “Knowledge of Sellers”, “Sellers’ Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of Robert E. Dunn, William J. Diehnelt, Gene A. Adams, Philip D. Gettig, Sharon L. Taylor and Scott A. Southard.
     “Liability” means all Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, adverse claim, right of first refusal or purchase option in respect of such property or asset.

     “Loss” or “Losses” means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with respect to compliance with the requirements of environmental law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.
     “Material Adverse Effect” means any event which has a material adverse effect on the business, assets, financial condition or results of operations of the Business, the Partnership Group or the Joint Ventures, taken as a whole, except to the extent resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes or conditions affecting the natural gas gathering, processing, aggregation or marketing industries generally (including, without limitation, changes in hydrocarbon pricing and the depletion of reserves), provided, however, that such changes or conditions do not have a disproportionate impact on the Business, the Partnership Group or the Joint Ventures when compared to other participants in such industries, taken as a whole, (iii) changes in economic, regulatory or political conditions generally, provided, however, that such changes or conditions do not have a disproportionate impact on the Business, the Partnership Group or the Joint Ventures when compared to other participants in the gas gathering, processing, aggregation or marketing industries, taken as a whole, (iv) any other matter set forth in the Schedules hereto, except to the extent of any adverse developments with respect to such matters that arise after the date hereof, or (v) any ordinary course decrease in inlet volumes into plants or gathering systems or any curtailment in transportation volumes.
     “NGP” means Natural Gas Partners V, L.P., a Delaware limited partnership.
     “Partnership Group” means the Partnership, the General Partner, and the Subsidiaries.
     “Partnership Intellectual Property Rights” means all Intellectual Property Rights owned by the Partnership Group.
     “Permitted Liens” means (i) Liens disclosed on Schedule 1.01, (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith, and in the case of those items which are being contested, that do not exceed $250,000 in the aggregate, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, and in the case of those items which are being contested, that do not exceed $250,000 in the aggregate, (iv) published zoning, municipal planning, building codes or other applicable laws, rules, regulations, permits or ordinances regulating the use, development or occupancy of real property, (v) recorded building and use restrictions and covenants, and (vi) recorded easements and rights-of-way that are necessary for utilities and other similar services on real property, which do not restrict the present use of such real property.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Real Property” means any real property which the Partnership Group and the Joint Ventures owns, leases, operates or subleases.
     “Software” means any computer software (including, without limitation, source code, object code, firmware, operating systems and specifications) owned or licensed by each of the Partnership Group and the Joint Ventures.
     “Subsidiary” or “Subsidiaries,” as appropriate, means any entity, or all of the entities, as appropriate, of which membership interests, securities or other ownership interests having the power to designate the managing member or ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Partnership or the General Partner and specifically include McLeod Gas Gathering and Processing Company, L.L.C., a Louisiana limited liability company (“McLeod”), Prism Gas

Systems, Inc., a Delaware corporation (“Prism Gas”), and Prism Gulf Coast Systems L.L.C., a Texas limited liability company (“Prism Gulf Coast”).
     “Title Defect” means (a) any title defect, Lien other than a Permitted Lien or any liens associated with the Bank Credit Agreement (which shall be released at Closing), that causes any member of the Partnership Group or any Joint Ventures to not have good and indefeasible title, free and clear of all Liens other than Permitted Liens, to any of the Real Property (including the buildings and improvements thereon), Permits or leases relating to Real Property, (b) the extent to which the Easements do not grant all rights reasonably necessary for the operation, maintenance, repair, and replacement of all the properties, facilities or assets of the Partnership Group or the Joint Ventures, or (c) any issues associated with access, encroachments, zoning or land-use restriction or other matters relating to the Real Property that would restrict the Buyer’s, the Partnership Group’s or the Joint Ventures’ ability to operate and conduct the Business as it is presently conducted or that would reduce the value of any of the Real Property; provided that “Title Defect” shall not include any matter that would otherwise be a Title Defect if (x) the related Title Defect Amount is individually $100,000 or less, (y) it has been cured by Sellers to the reasonable satisfaction of Buyer prior to the Closing Date or (z) it is not set forth in a Title Defect Notice.
     “Title Defect Amount” means the cost of curing a Title Defect, or if such Title Defect cannot be cured, any Damages resulting from the existence of such Title Defect. For purposes of calculating a Title Defect Amount, the parties shall value all assets affected by a Title Defect, including rights-of-way, surface leases and fee properties, at the lesser of fair market value or the cost to cure.
     “Working Capital” means the consolidated current assets less the consolidated current liabilities of the Partnership Group that are balance sheet items in accordance with GAAP, each as calculated in accordance with GAAP as of the Closing Date on a basis consistent with the Audited Financial Statements, including as current liabilities (a) any accrued and unpaid legal, accounting, banking or other advisory fees, costs and expenses incurred by the Partnership Group through the Closing Date in connection with this Agreement, and (b) any Tax payable accruals on the books of the Partnership Group as of the Closing Date, including the updated Tax payable accrual determined based on the Appraisal required under Section 7.15 and reflected on the June Financial Statements; provided, however, that Working Capital shall specifically exclude any assets associated with the Earnest Money and exclude any liabilities or obligations associated with the (i) Bank Credit Agreement and (ii) any Hedging Transactions.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	7.08
Accounting Referee	2.03	(c)
Administaff Agreement	3.18
Administaff Plans	3.18
Agreed-Upon Title Defect	2.05	(f)
Agreed-Upon Title Defect Amount	2.05	(f)
Allocation Statement	2.06
Appraisal	7.15
Audited Financial Statements	3.08
Buyer	Introduction
Buyer Indemnitees	11.01
Buyer 401(k) Plan	8.03	(e)
Closing	2.02
Closing Date Balance Sheet	2.03	(a)
Common Units	2.02	(a)
Contest Notice	11.03	(b)
Designated Person	6.03

Term	Section
Earnest Money	2.07
Easements	Definition of
	Permitted Liens
Employees	3.17
Environmental Policy	5.01	(h)
Escrow Agent	2.07
Escrow Agreement	2.07
Estimated Purchase Price	2.01	(c)
Estimated Working Capital	2.01	(c)
Existing Indemnified Parties	7.06
Final Working Capital	2.04	(a)
Financial Statements	3.08
Indemnifying Party	11.03
Indemnification Agreement	7.07
Indemnitee	11.03	(a)
Joint Venture Financial Statements	3.08
Joint Venture Plans	3.18
June Financial Statements	7.14	(c)
Latest Balance Sheet	3.08
Latest Balance Sheet Date	3.08
Leased Real Property	3.24	(b)
Matagorda	Definition of Joint
	Ventures
McLeod	Definition of
	Subsidiaries
Notice of Claim	11.03	(a)
Notice of Disagreement	2.05	(c)
Notice of Liability	11.03	(b)
Owned Real Property	3.24	(a)
Partnership	Introduction
Partnership Group Plans	3.18	(a)
Partnership 401(k) Plan	8.03	(d)
Partnership Securities	3.05	(b)
Payment Schedule	2.02	(a)
Phase I Environmental Assessment	8.02
Permits	3.13
Pipe	Definition of Joint
	Ventures
Prism Gas	Definition of
	Subsidiaries
Prism Gulf Coast	Definition of
	Subsidiaries
Purchase Price	2.01	(b)
Retained Employees	3.17
Returns	3.20
Seller Pro-Rata Amount	11.05
Sellers	Introduction
Sellers Indemnitees	11.02
Sellers’ Representatives	7.05
Tax	3.20
Tax Allocation Referee	2.06
Insurance Policy	7.16
Title Company	2.05	(a)
Title Defect Arbitrator	2.05	(d)
Title Defect Notice	2.05	(b)
2005 Short Period	7.04	(b)

Term	Section
Unaudited Financial Statements	3.08
Waskom	Definition of Joint
Ventures
Waskom Site	2.05 (a)
Waskom Title Policy	2.05 (a)
Section 1.02. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein”, “hereby” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE 2
Purchase and Sale
Section 2.01. Purchase and Sale.
     (a) Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Interests at the Closing.
     (b) The purchase price for the Interests is (i) the Base Purchase Price, (ii) plus an amount equal to the increase in net cash used in investment activity from the Latest Balance Sheet Date to the Closing Date, (iii) minus the aggregate amount of Agreed-Upon Title Defect Amounts to be taken into account as an adjustment pursuant to Section 2.05(f), (iv) plus (or minus, to the extent a negative number) an amount equal to Working Capital as of the Closing Date, (v) minus the aggregate amount of all outstanding obligations under or relating to the Bank Credit Agreement as of the Closing Date, and (vi) in the event Buyer elects not to obtain the Insurance Policy pursuant to Section 7.16(c), minus an amount equal to 32.5% of the premium that would have been paid under the Insurance Policy, but for Buyer’s election not to obtain the Insurance Policy (the “Purchase Price”).
     (c) No later than three Business Days prior to the Closing Date, Sellers shall deliver to Buyer a statement setting forth the Partnership’s good faith estimate of (i) the Working Capital (the “Estimated Working Capital”) and (ii) the Purchase Price (the “Estimated Purchase Price”), and a reasonably detailed computation of such estimates, including an estimated consolidated balance sheet for the Partnership and Subsidiaries as of the Closing Date, supporting schedules and other relevant information, in each case prepared in accordance with GAAP on a basis consistent with the December 31, 2004 consolidated balance sheet included in the Audited Financial Statements. Buyer shall be entitled to conduct a timely review of such information and to provide good faith, reasonable objections to any such calculations not later than one Business Day prior to the Closing Date. Subject to resolution of any such good faith, reasonable objections, the Estimated Purchase Price shall be paid as provided in Section 2.02 and shall be subject to further adjustment post-Closing as provided in Section 2.04.
Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Interests hereunder shall take place at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas on the fifth Business Day after all of the conditions set forth in Article 9 are satisfied, but in no event any later than October 31, 2005 (which date shall be extended pursuant to Section 10.01(b)), or at such other time or place as Buyer and Sellers may agree. If the Closing Date shall occur on a day other than the normal month-end cutoff date for the ordinary course preparation of Partnership Group financial information, the parties agree that all items of income and expense shall be prorated to reflect the relative number of days during the month that the Business is actually owned by Sellers and Buyer, except to the extent an item of expense adjusts the Purchase Price (including as reflected in Working Capital). At the Closing:
     (a) Buyer shall deliver to each Seller, in either cash or Common Units of Martin Midstream Partners L.P. (“Common Units”), its pro rata portion of the Estimated Purchase Price, in the dollar amounts to be specified in a written document (the “Payment Schedule”) delivered by Sellers to Buyer not later than ten Business Days prior to Closing. Cash payments shall be made in immediately available funds by wire transfer to an account of each such Seller with a bank designated by such Seller by notice to Buyer delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of each such Seller in such amount). Payments in Common Units shall be made in the name of each such Seller or its nominee designated by such Seller by notice to Buyer delivered not later than two Business Days prior to the Closing. The Payment Schedule shall be prepared to reflect that Buyer is acquiring 100% of the fully diluted equity ownership interests in the General Partner and the Partnership after giving effect to either the pre-Closing Date cancellation or exercise, as the case may be, of any options, warrants or similar rights that any employee, consultant, entity or other third party may have to acquire any equity ownership interests in any member of the Partnership Group or the Joint Ventures, all of which the Sellers will cause to be cancelled or exercised, as the case may be, prior to the Closing Date. Sellers shall provide Buyer with evidence of any such cancellations or exercises not later than one Business Day prior to the Closing Date. Any Common Units delivered to a Seller hereunder shall be “restricted securities” within the meaning of federal and state securities laws and each applicable Seller acknowledges and agrees that such Common Units will not be freely tradable and may not be sold, pledged, gifted or otherwise transferred or disposed of unless any such transaction is registered or qualified under applicable federal and state securities laws or such transaction is exempt from such registration or qualification as evidenced by a written opinion of counsel addressed to Buyer, which counsel and opinion shall be acceptable to Buyer. Any such Common Units will bear a restrictive legend to the foregoing effects. Common Units deliverable hereunder shall be deemed to have a value equal to the average closing price of the Common Units on the NASDAQ over the ten trading days immediately preceding the date on which Buyer makes a public announcement of the transaction contemplated by this Agreement and the ten trading days immediately following the date of such public announcement, excluding in each case the closing price for Common Units on such public announcement date.
     (b) Buyer shall pay to the lender(s) under the Bank Credit Agreement an amount equal to the outstanding principal and interest owed by the Partnership under the Bank Credit Agreement as of the Closing Date in exchange for a full and complete release by such lender(s) of all Liens they may have on any of the Partnership Group’s assets and the cancellation of the Bank Credit Agreement.
     (c) The Partnership shall pay all accrued and unpaid legal, accounting, banking or other advisory fees, costs and expenses incurred by the Partnership Group in connection with this Agreement or any other services rendered by any such party through the Closing Date, but accrued and unpaid as of the Closing Date. Following such payments, Sellers agree that the Partnership Group shall owe no further fees for any legal, accounting, banking or advisory services rendered through the Closing Date, except to the extent such fees adjust the Purchase Price (including as reflected in Working Capital).
Section 2.03. Closing Date Balance Sheet.
     (a) As promptly as practicable, but no later than 45 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers an actual consolidated balance sheet of the Partnership and Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”) and a certificate based on such Closing Date Balance Sheet setting forth Buyer’s good faith calculation of the Working Capital. The Closing Date Balance Sheet shall (x) fairly present the consolidated financial position of the Partnership and Subsidiaries as of the Closing Date in accordance with GAAP applied on a basis consistent with those used in the preparation of the December 31, 2004 balance sheet included in the Audited Financial Statements, and (y) include line items substantially consistent with those in such December 31, 2004 balance sheet.
     (b) If Sellers disagree with Buyer’s calculation of the Working Capital delivered pursuant to Section 2.03(a), Sellers may, within 10 days after delivery of the documents referred to in Section 2.03(a), deliver a notice to

Buyer disagreeing with such calculation which specifies Sellers’ calculation of such amount and, in reasonable detail, Sellers’ grounds for such disagreement.
     (c) If a notice of disagreement shall be duly delivered pursuant to Section 2.03(b), Buyer and Sellers shall, during the 15 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Working Capital, which amount shall not be less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.03(a) nor more than the amount thereof shown in Sellers’ calculation delivered pursuant to Section 2.03(b). If, during such period, Buyer and Sellers are unable to reach such agreement, they shall promptly thereafter cause the audit group of a nationally recognized “Big 4” accounting firm that does not provide tax or audit services to Buyer, the Partnership Group, the Joint Ventures or any Seller (the “Accounting Referee”) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Working Capital. Each party shall set forth in writing its estimate of the Working Capital referred to the Accounting Referee for resolution, and the Accounting Referee shall, as promptly as practicable, be required to select the position of either one party or the other with respect to the Working Capital and to communicate such selection to both parties. The costs of the Accounting Referee shall be borne entirely by the party which does not have its position selected by the Accounting Referee. The determination of the Accounting Referee shall be final, conclusive and binding on the parties and shall be enforceable in any court having jurisdiction.
     (d) Buyer and Sellers agree that they will, and cause their respective independent accountants to and the Partnership Group to, cooperate and assist in the preparation of the Closing Date Balance Sheet, the calculation of the Working Capital and, if applicable, the reviews referred to in this Section 2.03, including making available, to the extent necessary, books, records, work papers and personnel of the Partnership Group.
Section 2.04. Adjustment of the Purchase Price.
     (a) If the Estimated Working Capital exceeds the Final Working Capital (as defined below), Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(b), the amount of such excess. If the Final Working Capital exceeds the Estimated Working Capital, then Buyer shall pay to Sellers as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(b), the amount of such excess. The “Final Working Capital” means the Working Capital (i) as shown in Buyer’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Sellers pursuant to Section 2.03, or (B) in the absence of such agreement, as determined by the Accounting Referee pursuant to Section 2.03(c); provided that in no event shall the Final Working Capital be less than Buyer’s calculation of the Working Capital delivered pursuant to Section 2.03(a) or more than Sellers’ calculation of the Working Capital delivered pursuant to Section 2.03(b).
     (b) Any payment pursuant to Section 2.04(a) shall be made within five days after the Final Working Capital has been determined (x) in the case of payments made by Buyer, by delivery by Buyer of immediately available funds, pro rata to each Seller in accordance with the percentages specified in the Payment Schedule and on a basis consistent with Section 2.02(a), and to the same bank designated by each such Seller for any cash Closing payments made pursuant to Section 2.02(a), or if no bank was specified, then by certified or official bank check payable in immediately available funds to the order of such Seller, or (y) in the case of payments made by Sellers, by delivery from Sellers (pro rata from each Seller in accordance with the percentages specified in the Payment Schedule and on a basis consistent with Section 2.02(a) (including utilizing the Common Unit value established thereunder)) in either immediately available funds or Common Units, and in the case of cash payments to an account previously designated by Buyer. Payments made pursuant to Section 2.04(a) shall bear cash interest at the rate of 6% per annum from the Closing Date to the date of payment.
Section 2.05. Title Defects.
     (a) (i) Buyer may seek to cause LandAmerica Commercial Services, Dallas, Texas (the “Title Company”) to deliver to Buyer a commitment for a title insurance policy in favor of Buyer with respect to the Real Property leased by Waskom and comprising Waskom’s gas processing plant located in Waskom, Texas as more fully described, by a full and complete legal description, in Schedule 2.05(a)(1) hereto (the “Waskom Site”), such policy to be a standard form Texas title insurance policy in favor of Buyer insuring Waskom’s leasehold interest in the Waskom Site (the “Waskom Title Policy”). Buyer shall be responsible for the payment of all costs and expenses associated with the issuance of the Waskom Title Policy and Sellers shall use their commercially reasonable efforts to deliver to the Title Company any affidavits, agreements or other documents or assurances reasonably necessary to cause the issuance of the Waskom Title Policy. Buyer agrees that it will not delay the Closing, if all other conditions to the occurrence of the Closing shall have then been satisfied in accordance with the provisions of this Agreement, due to the unavailability of such title commitment provided that the provisions of this sentence shall not restrict Buyer’s ability to object to Title Defects pursuant to Section 2.05(b) below.
          (i) Buyer may seek to cause a Texas registered and licensed professional surveyor identified by Buyer to deliver to Buyer a current survey with respect to the Waskom Site to meet the requirements of the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established by the American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors. Buyer agrees that it will not delay the Closing, if all other conditions to the occurrence of the Closing shall have then been satisfied in accordance with the provisions of this Agreement, due to the unavailability of such survey within the time frame specified above, provided that the provisions of this sentence shall not restrict Buyer’s ability to object to any Title Defects pursuant to Section 2.05(b) below.
     (b) As soon as reasonably practicable following the date of this Agreement, and in no event later than 15 Business Days prior to the Closing Date, Buyer shall deliver to Sellers written notices identifying each matter that it believes in good faith to be a Title Defect, together with a reasonable, good faith estimate of the associated Title Defect Amount for each such alleged Title Defect, and reasonable written documentation to support Buyer’s claims of each such Title Defect (the “Title Defect Notice”). In order for Sellers to review the alleged Title Defects listed in the Title Defect Notice, Buyer will provide to Sellers and their representatives copies of any documents used to determine the existence of a Title Defect and the estimated Title Defect Amount.
     (c) If Sellers disagree with the existence of a Title Defect or the associated Title Defect Amount, then Sellers shall notify Buyer of such disagreement in writing (a “Notice of Disagreement”) within 5 Business Days after their receipt of the applicable Title Defect Notice. Such Notice of Disagreement shall specify in reasonable detail Sellers’ grounds for such disagreement, the Title Defect Amount estimated by Sellers therefore, or both, as the case may be. To the extent Sellers do not contest a Title Defect or a Title Defect Amount in a Notice of Disagreement within 5 Business Days after receipt of the applicable Title Defect Notice, Sellers shall be deemed to have accepted the existence of such Title Defect or Title Defect Amount, which shall be final, binding and conclusive for all purposes hereunder.
     (d) If a Notice of Disagreement is timely provided by Sellers, Buyer and Sellers shall use commercially reasonable efforts for a period of 3 Business Days after delivery of such Notice of Disagreement (or such longer period as they may mutually agree) to resolve any disagreements with respect to the existence of any Title Defect or Title Defect Amount contested in the Notice of Disagreement. If, at the end of such period, they are unable to resolve such disagreements, then, upon the written request of either party, Sellers and Buyer agree that they will turn the dispute over to an independent, experienced real estate attorney who is practicing law with a regional law firm that is nationally recognized in the midstream oil and gas industry, that is mutually agreed upon by Sellers and Buyer (the “Title Defect Arbitrator”), to resolve any remaining disagreements.
     (e) The Title Defect Arbitrator shall determine as promptly as practicable (but in any event within 10 Business Days) following the date on which such dispute is referred to the Title Defect Arbitrator the existence of any alleged Title Defect or the disputed Title Defect Amount, as the case may require, identified in the Notice of Disagreement and not previously resolved by the parties. Each party shall set forth in writing its position regarding the existence of each alleged Title Defect and Title Defect Amount referred to the Title Defect Arbitrator for resolution, and the Title Defect Arbitrator shall be required to select the position of either one party or the other with respect to each such Title Defect or Title Defect Amount, as the case may require. The costs of the Title Defect Arbitrator shall be allocated by the Title Defect Arbitrator between the parties based upon the positions on the Title Defects asserted by the parties ultimately selected by the Title Defect Arbitrator. The determination of the Title Defect Arbitrator shall be final, conclusive and binding on the parties and shall be enforceable in any court having jurisdiction.

     (f) As used in this Agreement, an “Agreed-Upon Title Defect” shall mean any of (i) a Title Defect that is not contested under any Notice of Disagreement, (ii) a Title Defect that is mutually agreed upon or deemed agreed upon by Buyer and Sellers or (iii) a Title Defect recognized as such by determination of the Title Defect Arbitrator pursuant to Section 2.05(e) above. An “Agreed-Upon Title Defect Amount” shall mean any of (i) a Title Defect Amount that is not contested under any Notice of Disagreement, (ii) a Title Defect Amount that is mutually agreed upon or deemed agreed upon by Buyer and Sellers or (iii) a Title Defect Amount recognized in a determination of the Title Defect Arbitrator pursuant to Section 2.05(e) above.
     (g) At Closing, the Purchase Price shall be reduced by the amount of all Agreed-Upon Title Defect Amounts. In the event there is any dispute as to any Title Defect or Title Defect Amount which has not been resolved by the Title Defect Arbitrator prior to Closing, the Closing shall be delayed until the Title Defect Arbitrator has made a determination with respect to such Title Defect or Title Defect Amount. In addition, if the total of the aggregate Agreed-Upon Title Defect Amounts exceeds $5,000,000, then either Buyer or Sellers, respectively, may terminate this Agreement and the Earnest Money shall be paid by the Escrow Agent to Buyer.
Section 2.06. Allocation of Purchase Price. At least 15 days before the Closing, Buyer shall deliver to Sellers a statement (the “Allocation Statement”), allocating the Purchase Price (plus the liabilities of the Partnership Group to the extent properly taken into account under Section 1060 of the Code) among the assets of the Partnership Group in accordance with Section 1060 of the Code. If within 10 days after the delivery of the Allocation Statement Sellers notify Buyer in writing that Sellers object to the allocation set forth in the Allocation Statement, Buyer and Sellers shall use commercially reasonable efforts to resolve such dispute prior to Closing. In the event that Buyer and Sellers are unable to resolve such dispute prior to Closing, Buyer and Sellers shall jointly retain the tax group of a nationally recognized “Big 4” accounting firm that does not provide tax or audit services to Buyer, the Partnership Group, the Joint Ventures or any Seller (the “Tax Allocation Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Tax Allocation Referee shall be borne equally by Buyer and Sellers. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. Sellers and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Return (including filing Form 8594, if applicable, with its federal income Tax Return for the taxable year that includes the date of the Closing).
Section 2.07. Earnest Money. Contemporaneous with Buyer’s execution of this Agreement, Buyer shall post with Bank of New York Trust Company of Florida, N.A., as escrow agent (the “Escrow Agent”), an amount equal to $5,000,000 (the “Earnest Money”), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”). In the event the Closing occurs, the Earnest Money shall be paid by the Escrow Agent to the Sellers in accordance with Section 2.02(a) and credited against the amount to be paid by Buyer to Sellers pursuant to Section 2.02(a). If the Closing does not occur, the Earnest Money shall be paid by the Escrow Agent to the Partnership or paid by the Escrow Agent to Buyer in accordance with the remaining provisions of this Section 2.07. In the event Buyer breaches this Agreement by failing or refusing to close the transaction contemplated hereby on the Closing Date and each of the conditions contained in Sections 9.01 and 9.02 (other than the condition set forth in Section 9.02(f)) otherwise has been either fulfilled (or was capable of being fulfilled, absent Buyer’s breach, in the case of the condition in Section 9.01(c)), or waived, the Escrow Agent shall pay the Earnest Money to the Partnership as damages. In addition, in the event Buyer does not close solely on account of a failure of the condition in Section 9.02(f) to be satisfied, the Escrow Agent shall pay the Earnest Money to the Partnership as damages. In all other circumstances, including in the event where Buyer terminates this Agreement pursuant to Section 2.05(g), the Earnest Money shall be paid by the Escrow Agent to Buyer. The Earnest Money shall be invested by the Escrow Agent pursuant to the terms of the Escrow Agreement and any investment income thereon shall be payable to Buyer or as otherwise directed by Buyer.
Section 2.08. Additional Damage Payment. In the event Section 2.07 requires the Escrow Agent to pay the Earnest Money to the Partnership as damages, the Buyer shall also pay to the Partnership, as damages, such additional amount, if any, that represents the sum of (a) the excess of: (i) the increased tax liability of Partnership (i.e., the increase in the Tax accrual on the Partnership’s books and records) as a result of the Appraisal, over (ii) the Earnest Money amount and (b) any amount expended, or required to be expended, by the Partnership or Sellers to procure, or cancel procurement of: (x) the June Financial Statements or other financial statements discussed in Section 7.14, (y) the Appraisal, and (z) the Insurance Policy. It is expressly agreed and acknowledged by all parties that nothing in this Section 2.08 or in Section 2.07 should be construed to limit the remedies of Sellers under Section 10.02, including the ability to recover any additional damages from Buyer in the event of Buyer’s breach of this Agreement, except in the event Buyer does not close solely on account of a failure of the condition in Section 9.02(f) to be satisfied, in which case the remedies provided in this Section 2.08 and in Section 2.07 shall be the exclusive remedies of the Partnership and Sellers.
ARTICLE 3
Representations and Warranties of Sellers
     Except as set forth in the Schedules hereto, (i) each Seller, severally only with respect to itself, with respect to the representations and warranties in Sections 3.02, 3.03, 3.04, 3.06 and 3.29, and (ii) the Partnership, with respect to the representations and warranties in Sections 3.01, 3.05 and 3.07 to 3.28 of this Article 3, represents and warrants to Buyer as of the date hereof that:
Section 3.01. Existence and Power. The Partnership as a limited partnership and the General Partner as a limited liability company, as well as the Subsidiaries and the Joint Ventures as either corporations, limited liability companies or partnerships, are duly organized, validly existing and in good standing under the laws of Texas and they and/or the Partnership Group have all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, lease, and operate all properties and assets now owned, leased or operated by it, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be material to the conduct of the Business. Each of the Partnership, the General Partner, the Subsidiaries and the Joint Ventures is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.02. Sellers Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes a valid and binding agreement of such Seller.
Section 3.03. Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby require no action, notice, filing, authorization, consent, waiver or approval by or in respect of, a Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any such action, notice, filing, authorization, consent, waiver or approval, as to which the failure to make or obtain would not have a Material Adverse Effect.
Section 3.04. Noncontravention. The execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation, certificate of organization, limited partnership or limited liability company operating agreement of such Seller or the Partnership Group or the Joint Ventures, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law that is material to the business of such Seller or the Partnership Group or the Joint Ventures or their respective assets, (iii) except as disclosed in Schedule 3.04 or as to matters which would not reasonably be expected to be material to the Business, require any authorization, consent, waiver, or approval, or other action by any Person under, constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation of such Seller or the Partnership Group or the Joint Ventures or to a loss of any benefit to which such Seller or the Partnership Group or any Joint Venture is entitled under any provision of any agreement, contract, lease, license, instrument, decree, judgment or other arrangement binding upon such Seller or the Partnership Group or any Joint Venture, or (iv) result in the creation or imposition of any Lien on any asset of the Partnership Group or any Joint Venture, except for any Permitted Liens.
Section 3.05. Capitalization.
     (a) The Interests, all of which are held by the Sellers, together with the outstanding general partner interests of the Partnership, all of which are held by the General Partner, and the outstanding capital stock or membership interests of each of the Subsidiaries, all of which are held by the Partnership, directly or indirectly, constitute all of the outstanding capital stock, membership and partnership interests of the Partnership Group.

     (b) All outstanding capital stock, membership interests and partnership interests of the Partnership Group have been duly authorized and validly issued and are fully paid and non-assessable and issued free from any violation of, or subject to, any preemptive rights or rights of subscription. Except as set forth in Schedule 3.05(b), there are no outstanding (i) securities or interests of the Partnership Group (other than the Interests, as defined herein, the outstanding general partner interests of the Partnership held by the General Partner and the outstanding capital stock or membership interests of the Subsidiaries held by the Partnership, directly or indirectly), (ii) securities or interests of the Partnership Group convertible into or exchangeable for Interests or other securities of the Partnership Group, or (iii) options or other rights to acquire from the Partnership Group, or other obligations of the Partnership Group to issue, any equity interests, voting securities or securities convertible into or exchangeable for equity interests or voting securities of the Partnership Group (the items in clauses 3.05(b)(i),(ii) and (iii) being referred to collectively as the “Partnership Securities”). There are no outstanding obligations of the Partnership Group to repurchase, redeem or otherwise acquire any Partnership Securities.
     (c) Except as set forth in Schedule 3.05(c), no outstanding equity interests or capital stock, or interest or stock issuable upon exercise or exchange of any outstanding options, warrants, or rights, or other interests or stock issuable by any member of the Partnership Group, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such interests or stock (whether in favor of any member of the Partnership Group or any other Person) pursuant to any agreement or commitment of any member of the Partnership Group, all of which shall have been waived in writing in connection with the transactions contemplated by this Agreement.
     Section 3.06. Ownership of Interests. On the Closing, (i) each Seller will be the record and beneficial owner of the Interests listed next to such Seller’s name on Annex A, free and clear of any Lien, (ii) each Seller will transfer and deliver to Buyer at the Closing good and valid title to such Interests free and clear of any Lien, and (iii) the Interests listed on Annex A will constitute 100% of the outstanding Equity Securities of the Partnership and the General Partner.
Section 3.07. Subsidiaries; Investments.
     (a) (i) Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) each Subsidiary has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not be material to the Business. All Subsidiaries and their respective jurisdictions of organization are identified on Schedule 3.07.
     (b) All of the outstanding capital stock or membership interests of each Subsidiary are owned by the Partnership, directly or indirectly, free and clear of any Lien and have been duly authorized, validly issued and is fully paid and nonassessable.
     (c) Except as set forth on Schedule 3.07 with respect to the Joint Ventures and the Partnership’s ownership of the Subsidiaries, the Partnership Group does not own beneficially or of record, or have any ownership or similar interest in, any Equity Securities of any Person, and does not have an Investment of any kind in any Person. All of the Equity Securities listed on Schedule 3.07 have been duly authorized, are validly issued and are fully paid and nonassessable and owned by the Partnership free and clear of all Liens (other than Permitted Liens) or restrictions on transfer of any kind. None of the Equity Securities listed on Schedule 3.07 have been issued in violation of, or subject to, any preemptive rights or rights of subscription. The financial statements relating to any Person in which the Partnership Group holds Equity Securities as disclosed on Schedule 3.07 are not required pursuant to GAAP to be consolidated in the Financial Statements.
     (d) Except as set forth on Schedule 3.07, neither the Sellers, on account of their Interests, nor the Partnership Group, on account of their ownership interests in the Joint Ventures or otherwise, is under any obligation to make any loans, advances or capital contributions to, or become a borrower or guarantor or be otherwise liable with respect to any debts, liabilities or obligations of, any of the Joint Ventures nor is any such Joint Venture similarly obligated with respect to the Sellers or the Partnership Group.
Section 3.08. Financial Statements. The audited consolidated financial statements — including balance sheet, consolidated statement of income, shareholders’ equity, and cash flows — of Prism Gas, the predecessor-in-interest to the Partnership, and its subsidiaries (which consist solely of the Subsidiaries) as of and for the years ended December 31, 2000, 2001, 2002, 2003, and 2004, attached hereto as Schedule 3.08(a) (the “Audited Financial Statements”), present fairly the financial position of Prism Gas and its subsidiaries as of the dates indicated, and the results of operations for the indicated periods in conformity with GAAP, consistently applied (except as may be indicated in the notes thereto). In addition, the unaudited consolidated financial statements (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”) — including balance sheet (the “Latest Balance Sheet”), statements of operations, cash flows, and partners’ capital — of the Partnership and Subsidiaries as of and for the period ended May 31, 2005 (the “Latest Balance Sheet Date”), attached hereto as Schedule 3.08(b), present fairly the financial position of the Partnership and Subsidiaries as of the Latest Balance Sheet Date, and the results of operations for the period from January 1, 2005 to the Latest Balance Sheet Date in conformity with GAAP, consistently applied, except that the Unaudited Financial Statements, including the Latest Balance Sheet, are unaudited and are subject to normal recurring year-end adjustments and the absence of footnotes. The year-end adjustments for the Partnership Group’s annual financial statements for its 2002, 2003 and 2004 fiscal years are as specified in Schedule 3.08(c). The Financial Statements (i) are true, accurate, correct and complete and in accordance with the books and records of the Partnership Group, (ii) represent bona fide transactions effected in the ordinary course of business, and (iii) do not reflect any write-ups, write-downs or material adjustments that are not otherwise disclosed. Attached hereto as Schedule 3.08(d) for each Joint Venture are unaudited financial statements — including balance sheet, statement of income, and cash flows — as of and for the year ended December 31 of each of the years in which the Partnership Group owned an interest in such Joint Venture, and as of and for the five months ended May 31, 2005 (collectively, the “Joint Venture Financial Statements”). The Joint Venture Financial Statements are unaudited and present fairly the respective financial position and results of operation for each of the Joint Ventures in accordance with GAAP, consistently applied, as of and for the periods presented, except that (i) the Joint Venture Financial Statements as of and for the five months ended May 31, 2005 and all Joint Venture Financial Statements of Matagorda and Pipe have not been prepared in conformity with GAAP, and (ii) in the case of such May 31, 2005 Joint Venture Financial Statements, such financial statements are subject to normal recurring year-end adjustments and the absence of footnotes. The year-end adjustments for the Joint Ventures’ annual financial statements attached as Schedule 3.08(d) for the fiscal years thereof are as specified in Schedule 3.08(e). The Joint Venture Financial Statements (i) are true, accurate, correct and complete and in accordance with the books and records of each Joint Venture, (ii) represent bona fide transactions effected in the ordinary course of business, and (iii) do not reflect any write-ups, write-downs or material adjustments that are not otherwise disclosed. Each member of the Partnership Group and each Joint Venture, except as otherwise detailed on Schedule 3.08(f), maintains a system of internal accounting controls required under GAAP that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such entity, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorization of management, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on financial statements. In addition, when delivered pursuant to Section 7.14(b), the June Financial Statements will present fairly the financial position of the Partnership and the Subsidiaries as of the dates indicated therein, including any required adjustment to the Tax payable accrual reflected on the Latest Balance Sheet as a result of the Appraisal pursuant to Section 7.15, and the results of operations for the periods presented therein in conformity with GAAP, consistently applied, except that such June Financial Statements are unaudited and are subject to normal recurring year-end adjustments and the absence of footnotes. When delivered, the June Financial Statements will (i) be true, accurate, correct and complete and in accordance with the books and records of the Partnership Group, (ii) represent bona fide transactions effected in the ordinary course of business, and (iii) not reflect any write-ups, write-downs or material adjustments that are not otherwise disclosed.
Section 3.09. Absence of Certain Changes. Except as disclosed in Schedule 3.09 or as expressly contemplated by this Agreement, since December 31, 2004, the business of the Partnership Group and the Joint Ventures has been conducted in the ordinary course consistent with past practices and since December 31, 2004 in the case of subsections (a) through (c) and (e) through (j), and since the latest Balance Sheet Date in the case of subsections (d) and (k), there has not been:
     (a) a Material Adverse Effect;

(b) any repurchase, redemption or other acquisition by the Partnership Group or the Joint Ventures of any outstanding Interests or other securities of the Partnership Group or the Joint Ventures;
(c) any amendment of any material term of any outstanding security of the Partnership Group or the Joint Ventures, or any issuance of additional equity securities or grant of any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for equity securities;
(d) any incurrence, creation, renewal, assumption or guarantee by the Partnership Group or the Joint Ventures of any (i) indebtedness for borrowed money, (ii) capitalized lease arrangement, (iii) hedging transactions, or (iv) operating lease arrangements, in any case other than in the ordinary course of business consistent with past practices and in all cases not in excess of $500,000 in the aggregate;
(e) any making of any loan, advance or capital contributions to, or investment in, any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;
(f) any transaction or commitment made, including any capital expenditure or any contract or agreement entered into by the Partnership Group or the Joint Ventures relating to its assets or business, in either case, material to the Partnership Group or the Joint Ventures, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
(g) any material change in any method of accounting or accounting practice by the Partnership Group or the Joint Ventures except for any such change required by reason of a concurrent change in GAAP;
(h) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Partnership Group or the Joint Ventures (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Partnership Group or the Joint Ventures, or (iii) change in compensation or other benefits payable to any director, officer or employee of the Partnership Group or the Joint Ventures to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices;
(i) any (i) change in accounting method, (ii) closing agreement (as defined in Section 7121 of the Code) or settlement of a material Tax liability entered into that affects the Partnership Group or the Joint Ventures, (iii) sale or other disposition of assets that is subject to the installment method or has been treated as an open transaction, (iv) change in a Tax election, or (v) amendment to a Return filed by the Partnership Group or the Joint Ventures;
(j) any transfer, assignment or encumbrance of any material asset of the Partnership Group or the Joint Ventures, other than the Permitted Liens; or
(k) any capital expenditure individually in excess of $50,000 and not to exceed $100,000 in the aggregate in the case of all capital expenditures, other than for capital expenditures related to projects set forth on Schedule 5.01(d).
Section 3.10. Intercompany Accounts. Schedule 3.10 contains a complete list of all intercompany balances and liabilities as of the Latest Balance Sheet Date between or among Sellers and their Affiliates, on the one hand, and the Partnership Group and the Joint Ventures, on the other hand. Since the Latest Balance Sheet Date, there has not been any accrual of liability by the Partnership Group or the Joint Ventures to Sellers or any of their Affiliates or other transaction between the Partnership Group or the Joint Ventures and Sellers and any of their Affiliates, except in the ordinary course of business of the Partnership Group or the Joint Ventures consistent with past practices or as provided in Schedule 3.10. Except as disclosed on Schedule 3.10, each of the liabilities and balances listed on Schedule 3.10 was incurred or engaged in on an arm’s length basis. All settlements of intercompany balances and liabilities between Sellers and their Affiliates, on the one hand, and the Partnership Group and the Joint Ventures, on the other hand, have been made, and all allocations of intercompany expenses have been applied, on arms-length terms. All of the balances and liabilities listed on Schedule 3.10, or intercompany balances and liabilities incurred between the Latest Balance Sheet Date and the Closing Date as between the Sellers and their Affiliates, on the one hand, and the Partnership Group and the Joint Ventures, on the other hand, will be settled prior to the Closing.
Section 3.11. Material Contracts. Schedule 3.11 discloses any agreements, contracts, plans, leases, arrangements or commitments binding upon any member of the Partnership Group or the Joint Ventures that provide for payment, or delivery of assets or services, with obligations for payment of amounts in excess of $100,000 on an annual basis. Such disclosed items represent at least 80% of the annualized revenue stream of the Partnership Group. Schedule 3.11 also discloses (i) any agreement pursuant to which any member of the Partnership Group or the Joint Ventures is entitled to indemnification from a third party including, without limitation, with respect to breached representations or warranties, breached covenants and/or environmental matters or conditions, and (ii) whether any indemnification claims have been asserted or are contemplated thereunder, including with respect to asserted claims, the disposition of such claims. Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of the Partnership Group or the Joint Ventures, as the case may be, and is in full force and effect, and none of the Partnership Group or the Joint Ventures or, to the Knowledge of Sellers, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for any such defaults or breaches which would not reasonably be expected to have a Material Adverse Effect.
Section 3.12. Litigation. Except as disclosed on Schedule 3.12 there is no action, claim, suit, investigation or proceeding pending against, or to the Knowledge of Sellers, threatened against or affecting, Sellers, the Partnership Group or the Joint Ventures or any of their respective properties before any court or arbitrator or any governmental body, agency or official which is reasonably likely to have a Material Adverse Effect.
Section 3.13. Compliance with Laws and Court Orders. Neither the Partnership Group, the Joint Ventures nor, to the Seller’s Knowledge, Administaff with respect to the employment of the Partnership Group’s employees or the Employee Plans, is in violation of, or has received any written notice of any violation of or, to the Knowledge of Sellers, is under investigation with respect to or has been threatened to be charged with any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.13 lists all permits and licenses held by the Partnership Group and the Joint Ventures with respect to the operation of the business of the Partnership Group and the Joint Ventures and, to the Knowledge of Sellers, there are no other permits or licenses required to own and operate the business of the Partnership Group or the Joint Ventures in the manner in which the respective business is currently owned and operated (collectively, “Permits”).
Section 3.14. Intellectual Property.
     (a) Schedule 3.14(a) contains a list of all registrations and applications for registration and other material Intellectual Property Rights included in the Partnership Intellectual Property Rights or material to the Joint Ventures.
     (b) Schedule 3.14(b) sets forth a list of (i) all agreements as to which the Partnership Group is a party and pursuant to which any Person is authorized to use any material Partnership Intellectual Property Right and (ii) all agreements to which the Partnership Group is a party and pursuant to which the Partnership Group has a license or right to use Intellectual Property Rights of a third party. Schedule 3.14(b) also sets forth similar agreements with respect to Intellectual Property Rights pertaining to the Joint Ventures.
     (c) No Partnership Intellectual Property Right or material Intellectual Property Right of the Joint Ventures or, to the Knowledge of Sellers, any Intellectual Property Rights licensed to the Partnership Group or the Joint Ventures, is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Partnership Group or the Joint Ventures or restricting the licensing thereof by the Partnership Group or the Joint Ventures to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Material Adverse Effect.

     (d) To the Knowledge of Sellers and the Partnership Group, the conduct of the business of the Partnership Group and the Joint Ventures as presently conducted does not infringe upon, misappropriate, or otherwise violate the Intellectual Property Rights of any third party.
Section 3.15. Insurance Coverage. Sellers have made available to Buyer, and have included as Schedule 3.15 hereto, a list of, and true and complete copies of, all insurance policies or binders and fidelity or performance bonds relating to the assets, business, operations, employees, officers or directors of the Partnership Group and the Joint Ventures, including the Environmental Policy, together with a schedule of the material claims history of the Partnership Group and the Joint Ventures under such policies and bonds since January of 2000. Schedule 3.15 also list all claims which are presently contemplated under such policies. There are no material claims by the Partnership Group or the Joint Ventures pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each such policy and bond is in full force and effect, and none of the Partnership Group or the Joint Ventures is in breach of any material term of such policies or bonds and, to the knowledge of the Sellers, no insurer or other party to any such policy or bond is in breach of any material term thereof.
Section 3.16. Finders’ Fees. Other than RBC Capital Markets, whose fees and expenses shall be paid by the Partnership, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Partnership Group who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and Buyer shall not have any liability or obligation to pay any such fees or expenses to any such Person.
Section 3.17. Employees. The Partnership has entered into an agreement with Administaff (the “Administaff Agreement”) under which Administaff and the Partnership Group are co-employers of the individuals performing services for the Partnership Group. Sellers have provided a copy of the Administaff Agreement to Buyer. Pursuant to the Administaff Agreement, Administaff is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the individuals performing services for the Partnership. Partnership has complied in all material respects with its responsibilities under the Administaff Agreement, no event of default has occurred or is continuing under the Administaff Agreement and no claims for indemnity are pending or, to the Sellers’ Knowledge, have been threatened thereunder. Schedule 3.17 sets forth a list of the co-employees of the Partnership Group and Administaff by name, position or job title, compensation (including bonus), date of hire, seniority date (if different), and status (i.e. whether active or on leave of absence) (the “Employees”).
Section 3.18. Employee Benefit Plans.
     (a) Schedule 3.18 sets forth a list of the Employee Plans sponsored and maintained by Administaff in which the Employees participate (the “Administaff Plans”). The Partnership Group is not a participating employer in the Administaff Plans. The Partnership Group sponsors and maintains a 401(k) plan and a severance program for the benefit of the Employees (the “Partnership Group Plans”). The Joint Ventures do not sponsor or maintain any Employee Plans. With respect to each Partnership Group Plan, Sellers have delivered to Buyer a true, correct, and complete copy of (i) the plan documents; (ii) the most recent opinion letter from the Internal Revenue Service related to the Partnership Group’s 401(k) plan; and (iii) the annual reports required to be filed for the three most recent plan years. The Partnership Group Plans have been maintained in compliance in all material respects with the terms of such plans and all Applicable Laws. The Partnership Group has made full and timely payment of all contributions required to be made by it under each Partnership Group Plan, except that all contributions which are so required to be made by the Partnership Group to each Partnership Group Plan for any period ending prior to the Closing, but which, if any, are not due by the date of the Closing, shall be properly reserved or accrued in the appropriate financial statements. Except as specifically set forth in Schedule 3.18, no officer, employee, consultant or agent of the Partnership Group or the Joint Ventures is entitled to any severance payments or other benefits on termination of employment or service with the Partnership Group or any Joint Venture other than customary state unemployment benefits. The Partnership Group Plans and the Administaff Agreement will be terminated on or prior to the Closing Date as provided in Section 8.03.
     (b) During the past six years, the Partnership Group and the Joint Ventures and their respective ERISA Affiliates have not made or been required to make, directly or indirectly, contributions to any

“multiemployer plan,” as defined in Section 3(37) of ERISA, or an employee pension plan subject to Title IV of ERISA or Section 412 of the Code. The Partnership Group and its ERISA Affiliates have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed would result in the imposition of a lien against the assets of the Partnership Group.
Section 3.19. Gas Regulatory Matters. The Partnership Group and each Joint Venture is not subject to regulation under the Public Utility Holding Company Act, as amended, or the Investment Company Act of 1940, as amended. The Partnership Group and each Joint Venture is not subject to regulation under the Natural Gas Act of 1938, as amended. Except as set forth on Schedule 3.19, no portion of the assets of the Partnership Group or any Joint Venture are subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 or the Interstate Commerce Act.
Section 3.20. Tax Matters. Except as set forth in Schedule 3.20:
     (a) All material Tax returns, statements, reports and forms, including any schedule or attachment (collectively, the “Returns”) required to be filed with any taxing authority on or before the Closing Date by, or with respect to, the Partnership Group, any entity for whose Tax any member of the Partnership Group is liable (as a transferee or otherwise) or any Joint Venture have been timely filed on or before the Closing Date, and all such Returns are true, correct and complete in all material respects; (b) the Partnership Group, any entity for whose Tax any member of the Partnership Group is liable (as a transferee or otherwise) and each Joint Venture has paid all material Taxes due and payable on or before the date hereof; (c) the charges, accruals and reserves for Taxes with respect to the Partnership Group, any entity for whose Tax any member of the Partnership Group is liable (as a transferee or otherwise) or each Joint Venture reflected on the books of the Partnership Group or each Joint Venture, as applicable, including any Tax payable accruals to be reflected in the June Financial Statements, are adequate, under GAAP, to cover material Tax liabilities accruing through the date thereof; provided that this representation expressly excludes the charges, accruals and reserves on such books attributable to the liquidation of Prism Gas on January 1, 2005; (d) there is no action, suit, proceeding, investigation, audit or claim now proposed, pending or, to the Knowledge of Sellers, threatened against or with respect to the Partnership Group or any Joint Venture in respect of any material Tax or any Tax period; (e) there are no Liens on the Interests or on any of the assets of the Partnership Group or any Joint Venture that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable and for which adequate provision has been made in, as applicable, the Financial Statements or the Joint Venture Financial Statements, including the June Financial Statements; (f) all material Tax withholding and deposit requirements imposed on or with respect to the Partnership Group or any Joint Venture have been satisfied in all material respects; (g) all material assets of the Partnership Group or any Joint Venture have been included on the property tax rolls of the Tax jurisdictions in which the property is located and there is no omitted property in such jurisdictions; (h) none of the Partnership Group, any Joint Venture or the Sellers have entered into a transaction that would be reportable under Treasury Regulation section 1.6011-4 or any predecessor thereto; (i) with the exception of Prism Gas, none of the Partnership Group nor any Joint Venture has elected to be taxed as a corporation for Federal income Tax purposes; and (j) Waskom has made a Section 754 election under the Code, Waskom has not revoked such election and such election may not be revoked by Waskom without the consent of the Partnership. For purposes of this Agreement, “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person, real and personal property taxes, severance and similar taxes and Real Property transfer taxes), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, governmental fee, assessment or charge.
Section 3.21. Environmental Matters. Except as disclosed on Schedule 3.21 and except as to matters that would not reasonably be expected to have a Material Adverse Effect:
     (a) (i) no written and pending notice, order, request for information, complaint or penalty has been received by Sellers or the Partnership Group or any Joint Venture, and (ii) there are no judicial, administrative or other third party claims, demands, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of or liability under any Environmental Law by the Partnership Group, any Joint Venture or any predecessor to the Partnership Group or any Joint Venture;

     (b) the Partnership Group and each Joint Venture is in compliance with applicable Environmental Laws, have all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits and with all other applicable Environmental Laws; and
     (c) there has been no written environmental investigation, study or audit conducted within the past five years by, on behalf of, or in the possession or control of the Partnership Group or any Joint Venture of any property currently or formerly owned, operated or leased by the Partnership Group or any Joint Venture which has not been delivered or made available to Buyer prior to the date hereof and is not listed on Schedule 3.21(c);
     (d) except as disclosed on Schedule 3.21(d), no Hazardous Substances have been released, discharged, dumped or disposed of to (i) soil in amounts that would reasonably be expected to impact groundwater or surface water, (ii) groundwater, or (iii) surface water, in the case of each of (i), (ii) and (iii), at, under, on or from real property currently or, to the Knowledge of Sellers, formerly owned, leased, and/or operated by the Partnership Group or any Joint Venture or that would otherwise violate Applicable Law; and
     (e) except as disclosed on Schedule 3.21(e), to the Knowledge of Sellers, there is no Real Property where operations are inactive or discontinued as of the date hereof.
Section 3.22. Preferential or Consent Rights. Except as listed on Schedule 3.22, there are no preferential or similar rights permitting any Person to purchase any portion of the assets held by the Partnership Group or any Joint Venture in connection with the transactions contemplated hereby and all of such rights will have been waived by the Closing Date.
Section 3.23. Letters of Credit; Bank Accounts. Except as set forth on the Latest Balance Sheet (or as disclosed in the notes thereto) or as disclosed on Schedule 3.23, no surety bonds, letters of credit, or cash collateral issued in respect of any member of the Partnership Group is outstanding. Schedule 3.23 also lists all bank accounts, and lockboxes of the Partnership Group by location, account number and authorized signatory thereto.
Section 3.24. Real Property.
     (a) Schedule 3.24(a) indicates which parcels of Real Property constitute owned Real Property (the “Owned Real Property”), and sets forth an accurate and complete (in all material respects) legal description of the Owned Real Property. The Owned Real Property constitutes all of the real property owned by the Partnership or any Joint Venture that is used or held for use in connection with the Business. The Partnership and each Joint Venture, as applicable, is in possession of all Owned Real Property. The Partnership Group and each Joint Venture has good and indefeasible title in fee simple absolute to such Owned Real Property, as applicable, free and clear of all Liens except for Permitted Liens.
     (b) Schedule 3.24(b) indicates which parcels of Real Property constitute leased Real Property (the “Leased Real Property”), and sets forth an accurate and complete (in all material respects) legal description of the Leased Real Property, except as indicated on Schedule 3.24(b). The Partnership Group or each Joint Venture, as applicable, has a valid and subsisting leasehold estate and the right to quiet enjoyment of the Leased Real Property, free and clear of all Liens other than Permitted Liens. The Leased Real Property constitutes all Real Property leased to the Partnership and the Joint Ventures that is used or held for use in connection with the Business. The Real Property is sufficient to permit the Business to operate in the historical ordinary cause of business.
     (c) There are no contracts affecting the title to or possession of any of the Real Property other than those set out in Schedule 3.24(b).
     (d) Neither the whole nor any portion of the Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no notice of any such condemnation, requisition, or taking has been received by the Partnership Group or the Joint Ventures. To Sellers’ Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. Sellers have no Knowledge of any public improvements that may result in special assessments against the Real Property.

     (e)      (i) The Real Property is in compliance in all respects with all applicable zoning, building, health and fire laws, (ii) the zoning of each parcel of Real Property permits the existing improvements and the continuation following consummation of the transactions contemplated hereby of the Business as presently conducted thereon, (iii) the Partnership or each Joint Venture, as applicable, has all licenses, certificates of occupancy, permits, and authorizations required to conduct the Business as currently conducted by the Partnership and the Joint Ventures on the Real Property, (iv) the Partnership and the Joint Ventures have such easements and rights as are necessary to conduct the Business as currently conducted by the Partnership and the Joint Ventures on the Real Property, and (v) no fact or condition exists that has resulted or is reasonably likely to result in the termination or impairment of access to the Real Property or discontinuation of sewer, water, electric, gas, telephone, waste disposal, or other utilities necessary to conduct the Business on the Real Property.
     (f)      Sellers have delivered or made available to Buyer accurate, correct, and complete (in all material respects) copies of all valid and existing deeds, leases, mortgages, deeds of trust, certificates of occupancy, existing title insurance policies, title reports and, surveys, and all amendments thereof that are within Sellers’ or the Partnership’s or any Joint Venture’s possession or control with respect to any Real Property.
Section 3.25. Tangible Personal Property. The inventory owned by the Partnership Group and the Joint Ventures is in such amounts as are consistent with their respective past practices and such inventory is saleable, and not obsolete or defective. The Partnership Group and each Joint Venture, as applicable, is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible and intangible property reflected on the balance sheets included in the Financial Statements and the Joint Venture Financial Statements and tangible and intangible property acquired since the Latest Balance Sheet Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible and intangible property is free and clear of all Liens, other than Permitted Liens, and is in good working condition, ordinary wear and tear excepted. Such tangible and intangible property is sufficient to permit the Business to operate in the historical ordinary course of business.
Section 3.26. Absence of Undisclosed Liabilities. As of the date hereof and as of the Closing Date, the Partnership Group and the Joint Ventures do not have any material debts, liabilities or obligations of any kind or character (whether fixed, contingent, existing or inchoate), except for (i) debts, liabilities and obligations reflected on the Latest Balance Sheet, in the case of the Partnership Group, and on the May 31, 2005 balance sheets included in the Joint Venture Financial Statements, in the case of the Joint Ventures, (ii) continuing obligations under contracts, and (iii) debts, liabilities and obligations incurred by the Partnership Group and the Joint Ventures in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and in compliance with the provisions set forth in Sections 3.09 and 5.01, as applicable.
Section 3.27. Suspense Accounts. Sellers have previously made available to Buyer a copy of all information in its possession relating to monies held in suspense accounts.
Section 3.28. Accounts Receivable. The accounts receivable owed to the Partnership Group as of May 31, 2005, as listed on the Latest Balance Sheet, and accrued since that date through the Closing Date, are collectible in full less any specifically applicable reserves established in accordance with GAAP and consistent with past practice.
Section 3.29. Investment Representations. Each Seller who is taking delivery of Common Units hereunder makes the following representations and warranties to and agreements with Buyer in addition to those agreements specified in Section 2.02(a):
     (a) Such Seller is an “accredited investor” within the meaning of federal securities laws.
     (b) Such Seller has been provided with all of the information concerning the business, operations, financial condition, results of operations and prospects of Martin Midstream Partners LP (“MMLP”) and its subsidiaries and affiliates, including information which is reflected in MMLP’s periodic filings with the Securities and Exchange Commission, as is necessary for such Seller to make an informed investment decision with respect to his, her or its taking payment of all or a portion of his, her or its pro rata share of the Purchase Price in the form of Common Units.

     (c) Such Seller is of sufficient financial resources that he, she or it is able bear the risks of ownership of such Common Units, including the complete loss of value thereof.
     (d) Such Seller is taking such Common Units for investment purposes only and not with a view to any distribution thereof within the meaning of federal and state securities laws and will not make any such distribution without complying with the provisions of Section 2.02(a).
     (e) If such Seller becomes an employee of Buyer or an affiliate of Buyer following the Closing, he will abide by MMLP’s guidelines in effect from time to time pertaining to trading in MMLP securities and the use of confidential MMLP information, including the application from time to time whereby employee owners of Common Units are prohibited from effecting any buy or sell transactions in MMLP securities.
ARTICLE 4
Representations and Warranties of Buyer
Buyer represents and warrants to the Partnership and Sellers as of the date hereof that:
Section 4.01. Existence and Power. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has all partnership powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on (a) the business, assets or results of operations of Buyer and its subsidiaries, taken as a whole, or (b) the ability of Buyer to perform its material obligations under this Agreement.
Section 4.02. Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.
Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.
Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer, it being understood that the failure of Buyer to receive any consent, waiver, approval or authorization required or otherwise sought in connection with the documents set forth on Schedule 4.04 shall not affect any of Buyer’s obligations under this Agreement.
Section 4.05. Purchase for Investment. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment.
Section 4.06. Litigation. Except as set forth on Schedule 4.06, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.07. Finders’ Fees. In the event Buyer has retained an advisor, investment banker, broker, finder or other intermediary in connection with the transactions contemplated by this Agreement, Sellers shall not have any liability or obligation to pay and shall not pay any such fees or expenses to any such Person.
Section 4.08. Inspections. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Partnership Group as contemplated hereunder, provided that the foregoing shall not impact the ability of Buyer to assert any indemnification claims hereunder.
Section 4.09. Financing. Buyer will have, as of the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Base Purchase Price and any other amounts to be paid by it hereunder, it being understood that none of Buyer’s obligations hereunder are conditioned upon obtaining financing.
ARTICLE 5
Covenants of Sellers
     Sellers agree that:
Section 5.01. Conduct of the Partnership Group. From the date hereof until the Closing Date, Sellers shall cause the Partnership Group, and the Partnership Group shall cause each Joint Venture, to conduct its businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.01, without the prior written consent of Buyer, Sellers will not permit the Partnership Group, nor will the Partnership Group permit any Joint Venture to:
     (a) adopt or propose any change to any Partnership Group or Joint Venture governance documents;
     (b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person;
     (c) sell, lease, license or otherwise dispose of or subject to any Lien (other than Permitted Liens) any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practices;
     (d) make any capital expenditure individually in excess of $50,000 and not to exceed $100,000 in the aggregate in the case of all capital expenditures without prior written consent of Buyer, other than for (i) capital expenditures related to projects set forth on Schedule 5.01(d) or (ii) unanticipated capital expenditures necessary for the business of the Partnership Group or the Joint Ventures to operate in compliance with Applicable Law enacted after the date of this Agreement;
     (e) terminate or materially amend any contracts with material customers or suppliers;
     (f) hire as an employee, or extend offers of employment to any Person who is entitled to receive $100,000 or more in compensation annually;
     (g) (i) amend or terminate any employment or severance agreement with any officer or employee of the Partnership Group or any Joint Venture or (ii) change the compensation or other benefits payable to any officer or employee of the Partnership Group or any Joint Venture pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices;
     (h) take any action that would jeopardize coverage of any member of the Partnership Group under the AIG environmental insurance policy, policy number PLS6192187 (the “Environmental Policy”), except for the filing in good faith of claims under the Environmental Policy;
     (i) change an accounting method or Tax election, enter into a closing agreement (as defined in Section 7121 of the Code) or settlement with respect to Taxes, or file an amended Return;

     (j) incur, create, renew, assume or guarantee any (i) indebtedness for borrowed money, (ii) capitalized lease arrangement, (iii) hedging transactions, or (iv) operating lease arrangements, in any case other than in the ordinary course of business consistent with past practices and in all cases not in excess of $500,000 in the aggregate; or
     (k) agree or commit to do any of the foregoing;
provided, however, that notwithstanding anything to the contrary in the foregoing, the Sellers shall be permitted to cause the Partnership to make prior to the Closing, and the Partnership shall be permitted to make prior to the Closing, (i) transactional bonus payments to such Employees and in such amounts as Sellers and the Partnership determine appropriate in their absolute discretion; and (ii) severance payments to any Employees who are not Retained Employees and are therefore terminated by the Partnership and not reemployed by Buyer or an Affiliate on the Closing Date. Partnership shall supplementally advise Buyer of the amounts and recipients of such bonuses in order that Buyer may be fully informed of historical compensation arrangements with respect to the employee workforce within the Business.
Section 5.02. Access to Information. From the date hereof until the Closing Date, Sellers will (i) give, and will cause the Partnership Group to give, and the Partnership Group will cause the Joint Ventures to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Partnership Group and the Joint Ventures and to the books and records of Sellers relating to the Partnership Group and the Joint Ventures, in each case during normal business hours, (ii) furnish, and will cause the Partnership Group to furnish, and the Partnership Group will cause the Joint Ventures to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Partnership Group and the Joint Ventures as such Persons may reasonably request, including any and all contracts to which the Partnership Group or any Joint Venture is a party, and (iii) instruct the employees, counsel and financial and environmental representatives, advisors and agents of Sellers or the Partnership Group or the Joint Ventures to cooperate with Buyer in its investigation of the Partnership Group and the Joint Ventures, including by furnishing of books, records and other information. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers, the Partnership Group, the Joint Ventures or its representatives. Notwithstanding the foregoing, Buyer shall not (i) have access to personnel records of the Partnership Group or the Joint Ventures relating to individual performance or evaluation records, medical histories or other information which in Sellers’ good faith opinion would violate Applicable Laws and (ii) except as provided in Section 8.02 hereof, be entitled to perform any intrusive or subsurface investigation or other sampling of, on or under any of the properties owned or leased by the Partnership Group or the Joint Ventures without the prior written consent of Sellers.
Section 5.03. Notices of Certain Events. Sellers shall promptly notify Buyer of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
     (c) any breach or inaccuracy of the Sellers’ or the Partnership’s representations and warranties contained in this Agreement; and
     (d) any actions, suits, claims, investigations or proceedings commenced relating to Sellers or the Partnership Group or any Joint Venture that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12.
ARTICLE 6
Covenants of Buyer
     Buyer agrees that:

Section 6.01. Confidentiality. All matters of confidentiality with regard to this Agreement are subject to that certain Confidentiality Agreement by and between Buyer and the Partnership, dated April 28, 2005.
Section 6.02. Access. Buyer will cause the Partnership Group, and will cause the Partnership Group to cause the Joint Ventures, on and after the Closing Date, to afford promptly to Sellers and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Buyer, the Partnership Group or the Joint Ventures.
Section 6.03. Representation. Buyer hereby waives, on its own behalf, and agrees to cause the Partnership Group to waive, any conflicts that may arise in connection with (a) the undertaking after the Closing by any legal counsel representing the Partnership Group in connection with this Agreement and the transactions contemplated hereby to represent any current interest holder, stockholder, officer, employee or director of Partnership Group (any such Person, a “Designated Person”) in a matter involving this Agreement or the transactions contemplated hereby and (b) the communication by such counsel to any such Designated Person, in any such representation, of any fact known to such counsel, including in connection with a dispute with Buyer; provided that such waiver shall not be deemed to be or used as a basis for contending that the Partnership Group has waived its attorney-client privilege (it being understood that any information which any such Designated Person or legal counsel learned prior to the Closing shall not be prohibited by virtue of this Section 6.03 from being used in connection with any such representation by such legal counsel of such Designated Person after the Closing). Each of the Sellers similarly waives any conflicts that may arise in connection with the undertaking after the Closing by any legal counsel representing Buyer in connection with this Agreement and the transactions contemplated hereby to represent the Partnership Group, or any of its Affiliates, following the Closing.
ARTICLE 7
Covenants of Buyer and Sellers
     Buyer and Sellers, as applicable, agree that:
Section 7.01. Reasonable Best Efforts; Further Assurances.
     (a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Partnership Group to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
     (b) In furtherance and not in limitation of the foregoing, if required by Law, each of Buyer and Sellers shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided, however, that neither Buyer, nor any of its Affiliates, shall have any obligation to (i) sell or otherwise dispose of assets of businesses of Buyer or its Affiliates, (ii) withdraw from doing business in a particular jurisdiction to the extent required to do so, or (iii) agree not to do business in any particular jurisdiction. The parties agree that if any of the parties must file a Notification and Report Form, Buyer and Seller shall split the cost of all filing fees associated therewith.
Section 7.02. Certain Filings. Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required, including in connection with the possible transfer of any permits, authorizations, licenses or consents for any Real Property or operation of any member of the Partnership Group, to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain, in a timely manner, any such actions, consents, approvals or waivers.
Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
Section 7.04. Tax Matters.
     (a) Sellers shall prepare and file the federal income tax Returns for the Partnership Group for all periods ending on or before the Closing Date, and shall pay all Tax shown to be due on such returns, in excess of Taxes accrued on the Closing Date Balance Sheet.
     (b) The parties agree to allocate taxable income for the 2005 calendar year for each member of the Partnership Group and the Joint Ventures between the portion of such year ending on the Closing Date (the “2005 Short Period”) and the period thereafter based on an interim closing of the books as of the Closing Date.
     (c) To the extent necessary and permissible under applicable tax Law, each of the Sellers and the Partnership Group agree to cause the Partnership to use its commercially reasonable efforts to make, and to cause the Joint Ventures to make (if any such Joint Venture does not currently have such an election in place), an election under Section 754 of the Code on their respective federal income tax returns for the 2005 Short Period.
     (d) Buyer, on the one hand, and Sellers, on the other, shall be equally responsible for all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any Real Property transfer tax and any similar Tax).
     (e) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Partnership Group as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to Taxes. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Partnership Group until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired. The Buyer agrees to give Sellers reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Sellers so requests, the Buyer shall allow Sellers to take possession of such books and records. Buyer and Sellers shall reasonably cooperate with each other in the conduct of any audit or other proceedings involving the Partnership Group for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary and appropriate to carry out the intent of this subsection.
     (f) Buyer shall prepare and file the federal income Tax return for Prism Gas for the 2005 taxable year and such 2005 Tax return will reflect the updated Tax payable accrual determined based on the Appraisal required under Section 7.15. Buyer shall provide the Sellers with copies of such Tax return at least 30 Business Days prior to the due date for the filing of such Tax return for Sellers’ review and comment. Buyer shall consider such comments in good faith prior to the filing of any such Tax return, which shall be within Buyer’s reasonable discretion.
     (g) If an audit is commenced, an adjustment is proposed or any other claim is made by any taxing authority with respect to Tax liabilities of any member of the Partnership Group or any Joint Venture relating to a Tax period (or portion thereof) ending on or before the Closing Date for which Sellers could be liable under this Agreement or otherwise, Buyer shall promptly notify Sellers of such audit or such proposed adjustment or such claim (unless Sellers previously were notified in writing by the relevant taxing authority). If Sellers so request, then at Sellers’ expense, Buyers will cause the relevant entity to contest such claim or audit, by appropriate claim for refund or credit of Taxes or in a related administrative or judicial proceeding, and shall permit Sellers, at their option and expense, but with the full participation and involvement by Buyer, at its option and expense, to control the prosecution and settlement of any audit or refund claim or related administrative or judicial proceeding with respect to those matters that could reasonably affect the Tax liability of Sellers, including any liability hereunder, or their right to payment; and, where deemed necessary by Sellers and in accordance with the foregoing, Buyer shall cause the relevant entity to authorize by appropriate powers of attorney such persons as Sellers shall designate to represent such entity with respect to such audit or refund claim or related administrative or judicial proceeding and to settle or otherwise resolve any such proceeding as it relates to such matters; provided, that Sellers may not settle any such audit or refund claim or related administrative or judicial proceeding without the consent of Buyer if such settlement would impose on Buyer any material post-settlement executory obligations which consent shall not be unreasonably withheld. Buyer shall further execute and deliver, or cause to be executed and delivered, to Sellers or their designee all instruments and documents reasonably requested by Sellers to implement the provisions of this subsection (h). Any refund of Taxes obtained by Buyer or the relevant entity in connection with this subsection (h) shall be paid promptly to Sellers.
     (h) From and after the Closing Date, Buyer shall deliver to Sellers or their designee, as soon as practicable after Sellers’ request, such information and data that are reasonably available concerning the pre-Closing Date operations of the Partnership Group and the Joint Ventures and make available such knowledgeable employees of Buyer, the Partnership Group and the Joint Ventures as the Sellers may reasonably request, including providing the full and complete information and data required by Sellers’ customary Tax and accounting information requests to the extent reasonably available, in order to enable Sellers to complete fully and to file all Tax Returns that they may be required to file pursuant to this Agreement, to respond to and contest audits by any taxing authority pursuant to this Agreement and to prosecute any claim for refund or credit to which Sellers are entitled hereunder and to otherwise enable Sellers to fully satisfy their accounting and Tax requirements. Sellers shall execute and Buyer shall execute (and shall cause the Partnership Group and the Joint Ventures to execute) such documents as may be necessary to file any Tax Returns, to respond to or contest any audit, to prosecute any claim for refund or credit and to otherwise satisfy any Tax requirements relating to the Partnership Group or the Joint Ventures.
     (i) Buyer shall not, and shall not permit the Partnership Group or the Joint Ventures to, amend any Tax Return covering any period (or portion thereof) ending on or before the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.
Section 7.05. Relationship Among Sellers. Each Seller hereby appoints NGP and Robert E. Dunn as the sole representatives (the “Sellers’ Representatives”) of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purpose of: (i) determining any adjustments to the Base Purchase Price in accordance with Section 2.01; (ii) determining whether the conditions to closing in Article 9 have been satisfied and supervising the Closing, including waiving any such condition if the Sellers’ Representatives, in its sole discretion, determines that such waiver is appropriate; (iii) taking any action that may be necessary or desirable, as determined by the Sellers’ Representatives, in their sole discretion, in connection with the termination of this Agreement in accordance with Article 10; (iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representatives, in their sole discretion, in connection with the amendment of this Agreement or waivers of any term of this Agreement in accordance with Section 11.04; (v) accepting notices on behalf of such Seller in accordance with Section 11.03; (vi) taking any and all actions that may be necessary or desirable, as determined by the Sellers’ Representatives, in their sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Partnership or such Seller in connection with the transactions contemplated by this Agreement; (vii) granting any consent or approval on behalf of such Seller under this Agreement; and (viii) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Sellers’ Representatives on behalf of any Seller. The Sellers’ Representatives shall act only by joint decision, and each Sellers’ Representative acting separately shall not have authority to act. As the representatives of Sellers, the Sellers’ Representatives shall act as the agent for all such persons, shall have authority to bind each such person in accordance with this Agreement, and Buyer may conclusively rely on such appointment and authority, without further inquiry or investigation, until the receipt of notice from Sellers owning at least a majority of the Interests of the appointment of a successor. The Sellers’ Representatives shall not have any liability to Buyer for any default under this Agreement by any other Seller or on account of the Sellers’ Representatives’ status as Sellers’ Representatives, and each Seller shall release and hold harmless the Sellers’ Representatives with respect to any and all actions taken within the course of its duties as the Sellers’ Representatives.

Section 7.06. Termination Agreements and Continuation of Indemnification Obligations; Certain Agreements. Effective upon the Closing, that certain Amended and Restated Advisory Services and Indemnification Agreement, effective as of January 1, 2005, among, the Partnership, the Partnership’s predecessor-in-interest and NGP (the “Indemnification Agreement”), and that certain Amended and Restated Voting and Transfer Restriction Agreement effective as of January 1, 2005, among the Partnership, the Partnership’s predecessor-in-interest and certain Sellers, shall be terminated as to the Partnership and no Person shall have further rights or obligations under such agreements, except that the indemnification provisions thereof shall survive such termination, in each case as such obligations existed as of the date hereof but not as they may be amended after the date hereof, regardless of whether such contracts are terminated on or after the Closing. Each member of the Partnership Group or its successors (excluding Buyer and Buyer’s other Affiliates except where any of Buyer or Buyer’s other Affiliates is a successor to a member of the Partnership Group by merger, liquidation or otherwise) hereby agrees from and after the Closing to indemnify and hold harmless NGP and each Person who has been at any time prior to the Closing, an officer, director or controlling owner of any member of the Partnership Group to the fullest extent permitted by applicable law (collectively, the “Existing Indemnified Parties”) but only to the extent that (i) such Existing Indemnified Party was entitled to indemnification from such member of the Partnership Group immediately prior to the date hereof under applicable law or the governing documents of such member of the Partnership Group or under contracts between such Indemnified Party and such member of the Partnership Group (including indemnification as provided to NGP under the Indemnification Agreement) and (ii) such Existing Indemnified Party did not actually know, or should not reasonably have known, of the claim that is the basis of such indemnification at the time of Closing. The procedures associated with such indemnification shall be the same as those associated with the Existing Indemnified Parties’ indemnification from the Partnership Group immediately prior to the date hereof (provided, however, that neither the Partnership Group nor Buyer nor its Affiliates shall be under any obligation to deposit trust funds pursuant to any “change in control” or similar provisions). The provisions of this Section 7.06 are intended to: (i) be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party and their respective heirs and representatives, (ii) survive the Closing and be binding on all successors and assigns of the Partnership Group, including Buyer and its other Affiliates if any of them are successors to any member of the Partnership Group by merger, liquidation, or otherwise, and (iii) be mutually exclusive of the rights and obligations set forth in Article 11, such that payments or other obligations owed under one do not offset, or otherwise effect in any manner, those payments or obligations owed under the other.
Section 7.07. Release of Claims.
     (a) As of the Closing, the members of the Partnership Group shall enter into: (i) a waiver and release of claims against NGP in substantially the form set forth in Exhibit B, (ii) a waiver and release of claims against the Sellers (other than NGP) in substantially the form set forth in Exhibit C, (iii) a mutual waiver and release of claims with each manager, director or officer of any member of the Partnership Group (other than the Sellers) in substantially the form set forth in Exhibit D.
     (b) Each Seller, in his, her or its capacity as such, and in his, her or its capacity as an officer, director, manager, employee, member, stockholder, partner, advisor or agent of any member of the Partnership Group or any Joint Venture, hereby agrees from and after the Closing to forever waive, release and discharge and not to assert, against any member of the Partnership Group, or against Buyer or its Affiliates, any rights, rights to receive payments, claims, demands, causes of action or losses which such Seller, in any of the aforementioned capacities, may have at law or in equity, pursuant to any agreement or otherwise with respect to any acts, omissions or circumstances in existence prior to and through the Closing Date, other than (A) liability for obligations for wages and benefits for periods prior to the Closing, (B) the indemnification obligation as provided in Section 7.06, and (C) any rights, claims, liabilities or obligations, if any, arising under, or continuing pursuant to this Agreement.
     (c) Each Seller, in any of the capacities mentioned in Section 7.07(b) understands and agrees that pursuant to this Section 7.07, such Seller is expressly waiving all claims (other than those expressly reserved as set forth in this Section 7.07), even those that such Seller may not know or suspect to exist, which if known may have materially affected the decision to provide this release, and such Seller waives any rights under applicable law that provide to the contrary.
Section 7.08. Accountant Consents. The Sellers hereby agree to use commercially reasonable efforts to assist Buyer in obtaining from Deloitte & Touche LLC (the “Accounting Firm”), within 10 days of the receipt by the Sellers’

Representative of a written request from Buyer, the Accounting Firm’s written consent to the inclusion or incorporation by reference of their audit report on the Audited Financial Statements in (i) any registration statement filed by Buyer or its Affiliates with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or (ii) any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, where the filing of such Audited Financial Statements would be required by Applicable Law and to be named as an expert in any such filing.
Section 7.09. Limitation and Disclaimer of Implied Representations and Warranties of the Partnership. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE PARTNERSHIP GROUP CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. AT OR PRIOR TO CLOSING, BUYER SHALL HAVE CONDUCTED SUCH INSPECTIONS OF THE PARTNERSHIP GROUP AND ITS ASSETS AS BUYER DEEMS NECESSARY AND SHALL HAVE SATISFIED ITSELF AS TO THE CONDITION OF THE PARTNERSHIP GROUP AND ITS ASSETS, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN. EXCEPT AS OTHERWISE PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SELLERS AND RBC CAPITAL MARKETS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES BY THE PARTNERSHIP GROUP OR BY THE PARTNERSHIP GROUP’S AGENTS OR REPRESENTATIVES; SUBJECT TO SUCH REPRESENTATIONS AND WARRANTIES, ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY THE SELLERS, THE PARTNERSHIP GROUP, OR BY THE SELLERS’ OR PARTNERSHIP GROUP’S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO BUYER OR BUYER’S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST THE PARTNERSHIP GROUP, ANY SELLER, RBC CAPITAL MARKETS OR THE AGENTS OR REPRESENTATIVES OF ANY SELLER, THE PARTNERSHIP GROUP OR RBC CAPITAL MARKETS; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK. NOTWITHSTANDING ANY INSPECTION OR REVIEW, BUYER SHALL BE ENTITLED TO ASSERT INDEMNIFICATION CLAIMS HEREUNDER IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.
Section 7.10. Data Room. Sellers shall preserve intact the data room materials made available to Buyer and its representatives prior to the date hereof in connection with the transactions contemplated hereby and shall deliver such materials, without modification, into the possession of Buyer at the Closing. Sellers shall be allowed to retain a copy of same.
Section 7.11. Joint Ventures. The parties agree and acknowledge that the Partnership Group does not, alone, control any of the Joint Ventures and does not operate any of the Joint Ventures other than Waskom. As a result, the parties further agree and acknowledge, notwithstanding anything else to the contrary in this Agreement, that any representations, warranties and covenants of Sellers, the Partnership, or the Partnership Group in this Agreement that relate in any manner to the Joint Ventures (e.g, in representing the status of the Joint Ventures, their activities or assets, in covenanting to “cause” the Joint Ventures to take certain actions or refrain from taking certain actions, or in representing, warranting or covenanting regarding future status of the Joint Ventures, their activities or assets), other than with respect to Waskom which is expressly excluded from the effects of this section, are modified as follows:
     (a) such representations and warranties are, in all such occurrences, made as to Sellers’ Knowledge.
     (b) such covenants are, in all such occurrences, made only as to (and are expressly limited to) Sellers’ or the Partnership Group’s legal and contractual ability to control the Joint Ventures, and the Sellers agree to cause the Partnership Group, and the Partnership Group agrees, to use its reasonable, best efforts with respect thereto.
Section 7.12. McLeod Right of Way Title Issue. Prior to the Closing, Partnership Group will endeavor to resolve, to its and Buyer’s commercially reasonable satisfaction, the right of way title issues pertaining to McLeod specified on

Schedule 7.12. If the Partnership Group is unable to resolve the McLeod right of way title issues pursuant to the foregoing, such title issues shall be treated as a special Title Defect not required to be set forth in a Title Defect Notice, not subject to any restrictions on individual threshold amounts (set forth in the definition of Title Defect) and fully actionable as an adjustment to the Purchase Price based on the Agreed-Upon Title Defect Amount (as determined pursuant to Section 2.05).
Section 7.13. Prism Gas Tax Issues and Dissolution.
     (a) The Buyer acknowledges that the Partnership Group’s 50% interest in Waskom is partially held by the Partnership (49%) and partially held by Prism Gas (1%). The Buyer acknowledges that for one year after the Closing, the Buyer will not be able to cause the Partnership Group’s 50% interest in Waskom to be transferred either directly or indirectly (e.g., by dissolution of the Partnership or Prism Gas, but excluding a change in ownership of MMLP as a result of public trading of its securities), without causing a technical dissolution of Waskom for Federal income Tax purposes and causing the Partnership and Prism Gas to be in breach of the Waskom partnership agreement. Buyer covenants not to cause the Partnership Group’s 50% interest in Waskom to be transferred, either directly or indirectly, for at least one year after the Closing (excluding changes in ownership of MMLP as a result of public trading in its securities).
     (b) Buyer further acknowledges that Prism Gas is in the process of complete liquidation under Sections 331 and 336 of the Code pursuant to that certain Dissolution and Plan of Liquidation approved by shareholders on January 1, 2005, as amended. Buyer covenants to cause Prism Gas to complete the plan of complete liquidation, in accordance with its terms and in any event no earlier than one year after the Closing and no later than one year and one week after the Closing.
Section 7.14. Additional Financial Statements
     (a) Upon specification by Buyer, the Sellers shall cause the Partnership, in consultation with Buyer and at Buyer’s sole cost and expense, to initiate the engagement of Deloitte & Touche or KPMG (as specified by Buyer) to provide with respect to Waskom (i) audited annual financial statements, including balance sheets and statements of operations, cash flows and capital, as of and for the fiscal years ended 2002, 2003 and 2004, and (ii) unaudited interim period financial statements, including balance sheets and statements of operations, cash flows and capital, for the periods January 1, 2005 to June 30, 2005 and January 1, 2004 to June 30, 2004; with the intent that they be prepared in accordance with GAAP consistently applied and in accordance with applicable Law required for such financial statements to be included or incorporated by reference in any securities filing made by Buyer or its Affiliates, and accompanied by an SAS 100 review report. Buyer agrees that the delivery of such financial statements will not be a condition precedent to its obligation to consummate the transactions contemplated by this Agreement and that Sellers are not guaranteeing the timing of delivery of, or the content of, the aforementioned financial statements.
     (b) If required by Buyer, the Sellers shall cause the Partnership, in consultation with Buyer and at Buyer’s sole cost and expense, to initiate the engagement of Deloitte & Touche to provide with respect to the Partnership Group and Waskom, on a consolidated basis in accordance with FIN 46, restated audited annual financial statements, including balance sheets and statements of operations, cash flows and capital, as of and for the fiscal year ended 2004; with the intent that they be prepared in accordance with GAAP consistently applied and in accordance with applicable Law required for such financial statements to be included or incorporated by reference in any securities filing made by Buyer or its Affiliates. Buyer agrees that the delivery of such financial statements will not be a condition precedent to its obligation to consummate the transactions contemplated by this Agreement and that Sellers are not guaranteeing the timing of delivery of, or the content of, the aforementioned financial statements
     (c) Upon specification by Buyer, the Sellers shall cause the Partnership, in consultation with Buyer and at Buyer’s sole cost and expense, to engage Deloitte & Touche or KPMG LLP (as specified by Buyer) to provide with respect to the Partnership Group and Waskom, on a consolidated basis in accordance with FIN 46 (if such consolidation is required by Buyer), unaudited interim period financial statements, including balance sheets and statements of operations, cash flows and capital, for the periods January 1, 2005 to June 30, 2005 and January 1, 2004 to June 30, 2004 (the “June Financial Statements”). The June Financial Statements shall be prepared in accordance with GAAP consistently applied, and shall reflect any necessary adjustment to the Tax payable accrual set forth on the Latest Balance Sheet resulting from the Appraisal required pursuant to Section 7.15. Sellers will request that the June Financial Statements be prepared in accordance with applicable Law required for such financial statements to be included or incorporated by reference in any securities filing made by Buyer or its Affiliates, and accompanied by an SAS 100 review report; however, preparation of the June Financial Statements in this manner shall not be a requirement. Sellers agree that the delivery of the June Financial Statements not later than five days prior to the Closing Date will be a condition precedent to Buyer’s obligation to consummate the transactions contemplated by this Agreement, but Buyer agrees and acknowledges that a delay in receiving the June Financial Statements past five days prior to October 31, 2005 shall effect an extension of the Closing Date one day for every day of such delay, per Section 10.01.
Section 7.15. Appraisal. Immediately following the execution of this Agreement, Sellers shall cause the Partnership to engage Avail Consulting, LLC to prepare and deliver a written appraisal report (the “Appraisal”) of the fair market value of the assets distributed by Prism Gas to the Partnership (including the interests in the Joint Ventures) on January 1, 2005. The engagement of Avail Consulting, LLC shall be in the form of the engagement letter attached hereto as Exhibit E, which details the scope of the Appraisal, the reasons therefor and the requested timing thereof, among other things. The Appraisal shall be delivered not later than 10 days prior to the Closing Date, and the cost for the Appraisal shall be shared equally by Buyer, on the one hand, and the Sellers, on the other, to be paid directly by the respective parties as and when due (provided, however, that the Sellers may elect to pay their portion from the Partnership, with such payment to result in an adjustment to the Purchase Price at Closing). The parties agree that the Partnership shall control the engagement of Avail Consulting, LLC per the engagement letter, with good faith consideration of comment by Buyer, and in the event that the final Appraisal sets forth more than one valuation, then the midpoint or average of such valuations shall be fair market value of the Partnership Group and its assets (including the interests in the Joint Ventures) as of 12:01 am on January 1, 2005. The difference between the fair market valuation from the final, delivered Appraisal and the fair market valuation used to establish the Tax payable accrual reflected on the Latest Balance Sheet shall be the basis for calculating any necessary adjustment to the Tax payable accrual reflected on the Latest Balance Sheet. Any such adjustment shall be reflected in the June Financial Statements. Each of the Sellers, on the one hand, and Buyer, on the other hand, shall cooperate with Avail Consulting, LLC and shall make available to Avail Consulting, LLC any information requested by Avail Consulting, LLC in connection with the foregoing. Sellers agree that the delivery of the Appraisal not later than 10 days prior to the Closing Date will be a condition precedent to Buyer’s obligation to consummate the transactions contemplated by this Agreement, but Buyer agrees and acknowledges that a delay in receiving the Appraisal past ten days prior to October 31, 2005 shall effect an extension of the Closing Date one day for every day of such delay, per Section 10.01.
Section 7.16. Insurance Policy.
     (a) Immediately following the execution of this Agreement, Sellers shall cause the Partnership to execute the letter agreement with AIG Companies, as last delivered to Buyer, to issue an insurance policy (the “Insurance Policy”) insuring, as “named insureds,” the Buyer, all Sellers and all members of the Partnership Group against losses. The Insurance Policy shall be in substantially the form attached to the letter agreement with AIG Companies, as last delivered to Buyer. The Insurance Policy shall be delivered not later than 5 days prior to the Closing Date, and the cost for the Insurance Policy shall be shared equally by Buyer, on the one hand, and the Sellers, on the other, to be paid directly by the respective parties as and when due (provided, however, that the Sellers may elect to pay their portion from the Partnership, with such payment to result in an adjustment to the Purchase Price at Closing). Each of the Sellers, on the one hand, and Buyer, on the other hand, shall cooperate with AIG Companies and shall make available to AIG Companies any information requested by AIG Companies in connection with the foregoing. Sellers agree that the delivery of the Insurance Policy not later than 5 days prior to the Closing Date will be a condition precedent to Sellers’ and Buyer’s respective obligations to consummate the transactions contemplated by this Agreement, but all parties agree and acknowledges that a delay in receiving the Insurance Policy past five days prior to October 31, 2005 shall effect an extension of the Closing Date one day for every day of such delay, per Section 10.01.
     (b) From and after the Closing, Buyer agrees to cause the Partnership to maintain the Insurance Policy as issued (to the extent issued), with no amendments or modifications of any kind, including without limitation modifications to the named insureds thereunder. Similarly, Buyer and the Sellers agree to not take any action to alter the Insurance Policy in any manner after the Closing.

     (c) At any time prior to the issuance of the Insurance Policy, Buyer, in its sole discretion, may give a written notice to the Sellers and the Partnership that Buyer does not wish to procure the Insurance Policy. Upon receipt of such notice, the Partnership shall inform AIG that the Insurance Policy should not be issued, and Buyer shall pay any cancellation fees or other fees due to AIG and the insurance broker for the Partnership on account of such cancellation, but such fees not to exceed $100,000.
     (d) The parties agree that any payment to an insured under the Insurance Policy shall belong to the party that pays the “Tax Loss” (as such term is defined in the Insurance Policy) associated with such payment.
ARTICLE 8
Other Agreements
Section 8.01. Noncompetition. From and after the Closing Date and for a period of two years thereafter, each of the Sellers (other than Natural Gas Partners V, L.P.) will not, and will cause each of their Affiliates not to, directly or indirectly own, manage, operate, construct, finance, join, control or participate in the ownership, management, operation or control of, or be employed or engaged as an agent or consultant by, any Person, which is the same as, substantially the same as, or substantially similar to the Business. Further, each of the Sellers (other than Natural Gas Partners V, L.P.) will not, and will cause their Affiliates not to, solicit directly or indirectly any current customers of the Partnership for any business related to the Business. For the purposes of this Agreement, a Person shall be deemed to be in competition with the Buyer only if the products or services of such person, company or business entity are substantially similar in function or capability to the products or services being offered, developed, manufactured or sold in connection with the Business. The mere passive ownership, direct or indirect, of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this paragraph. Notwithstanding anything herein to the contrary, the restrictions in this Section 8.01 shall apply only to the reasonable and limited geographic area consisting of the areas within a 100-mile radius of the Waskom Site. Each of the affected Sellers recognizes and agrees that any violation of the covenants contained in this Section 8.01 will result in irreparable harm to Buyer for which money damages will not alone be an adequate remedy and that Buyer shall be entitled to equitable relief without the necessity of posting any bond therefor. Each of the affected Sellers and their respective Affiliates acknowledge and agree that: (i) the scope of this Section 8.01 in time, geography and types and limits of activities is reasonable and no greater than required for the protection of the legitimate business interests of Buyer in the Business; (ii) it imposes no undue hardship on any of the affected Sellers or any of their Affiliates; and (iii) if this Section 8.01 is found by any court having jurisdiction to be too broad in scope, whether as to activities, time period, geographic area or otherwise, this Section 8.01 will nevertheless remain effective but will be considered amended to the extent considered by such court to be reasonable, and will be fully enforceable as so amended. It being understood that in the event any of the Sellers are employed by Buyer or its Affiliates following the Closing, and such Seller is terminated by Buyer or its Affiliates without cause, the prohibitions contained in this Section 8.01 shall no longer be applicable to such Seller as of the date of such termination. It being further understood in the event that any Seller enters into a written employment agreement with Buyer or its Affiliates following the Closing, the provisions of any noncompetition restriction set forth in such employment agreement shall control, and the provisions of this Section 8.01 shall no longer be applicable to such Seller.
Section 8.02. Phase I Environmental Assessments. Prior to the Closing Date, at Buyer’s sole cost and expense, Buyer may undertake Phase I environmental assessments (the “Phase I Environmental Assessments”) with respect to any or all of the Real Property. The Phase I Environmental Assessments will be undertaken by an environmental consultant selected by Buyer.
Section 8.03. Employees; Employee Benefits.
     (a) Sellers shall cause the Partnership to terminate (i) the Administaff Agreement and (ii) the Employees’ continuing participation (other than as required by Applicable Law) in any Administaff Plans, effective as of the Closing.
     (b) Within seven days prior to the Closing Date, Buyer shall send Sellers a written list of the Employees that Buyer, or one of its Affiliates, desires to employ. On the Closing Date, Sellers shall cause the

Partnership to terminate all Employees, and any severance payments required to be made by the Partnership to such terminated Employees, other than the Retained Employees, shall be paid by the Partnership Group prior to the Closing. On the Closing Date, the Buyer, or one of its Affiliates, shall offer employment to each of those individuals set forth on the list delivered pursuant to this subsection (b) that satisfy Buyer’s, or its Affiliate’s, standard employment requirements. All such employees that accept employment with Buyer, or one of its Affiliates, are referred to herein as the “Retained Employees”.
     (c) For a period of twelve months commencing on the Closing Date, Buyer, or one of its Affiliates shall:
          (i) provide the Retained Employees with compensation, benefits and terms and conditions of employment that, in the aggregate, are substantially comparable to the compensation, benefits and terms and conditions of employment enjoyed by the Retained Employees as of the day prior to the Closing Date; and
          (ii) provide any Retained Employee whose employment with Buyer or an Affiliate is terminated with severance benefits from Buyer or an Affiliate in an amount not less than the amount, if any, that a similarly situated employee of Buyer or its Affiliates would be entitled to after giving credit to such Retained Employee’s time and service with the Partnership Group (in the time and service amounts recognized currently by the Partnership Group).
     (d) Sellers will cause to be adopted prior to the Closing Date, resolutions to terminate the 401(k) plan sponsored and maintained by the Partnership (the “Partnership 401(k) Plan”) at least one day prior to the Closing Date. Such resolutions will provide that all participants will be fully vested in their account balances under the Partnership 401(k) Plan. Such resolutions also will authorize (i) the amendment of the Partnership 401(k) Plan to allow direct rollovers of outstanding loans under such plan to the Buyer 401(k) Plan in which the Retained Employees will participate, and (ii) distributions of Partnership 401(k) Plan account balances to participants as soon as practicable following the Closing. Sellers will cause the termination of all other Partnership Group Plans effective as of the Closing Date.
     (e) Effective as of the Closing, each Retained Employee will be entitled to participate in a 401(k) plan maintained by Buyer or its Affiliates which is intended to qualify under Section 401(a) and Section 401(k) of the Code (the “Buyer 401(k) Plan”) on the same basis as similarly situated employees of Buyer or its Affiliates. If permitted to do so under the Buyer 401(k) Plan, Buyer or its Affiliates shall take all such action as may be necessary to accept rollover contributions directed by Retained Employees from the Partnership 401(k) Plan, including direct rollovers of outstanding plan loans.
     (f) To the full extent permitted by Applicable Law and Buyer’s or its Affiliate’s plans, the Retained Employees shall be credited for time and service with the Partnership Group (in the amounts recognized currently by the Partnership Group) for measurements of eligibility and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees under any health, welfare or severance plans maintained by Buyer or its Affiliates in which the Retained Employees are eligible to participate after the Closing Date.
     (g) Buyer and Sellers acknowledge and agree that nothing contained in this Section 8.03 shall be construed to limit in any way the ability of Buyer or its Affiliates, including any member of the Partnership Group post-Closing, to terminate the employment of any Retained Employee from and after the Closing Date or to terminate or modify any employee benefit plan or program of Buyer or its Affiliates, including any member of the Partnership Group, after the Closing Date.
     (h) Buyer agrees to provide COBRA continuation coverage for any Employee who experiences a qualifying event in connection with the transaction contemplated by this Agreement for the period of time required by law subject to such Employee’s payment of their own premiums therefor.
     (i) This Article 8 is expressly not intended to provide any Employee, Retained Employee or any other employee of any member of the Partnership Group any cause of action against Buyer, Sellers, the Partnership Group or their Affiliates, and the duties and obligations of Sellers and Buyer to each other are intended to be enforceable only between them, and do not grant any benefits, duties or obligations to any third party, including but not limited to the Employees or the Retained Employees.
ARTICLE 9
Conditions to Closing
Section 9.01. Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:
     (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.
     (b) (i) No provision of Applicable Law and no judgment, injunction, order, decree, ruling or charge shall prohibit or prevent the consummation of the transactions contemplated by this Agreement or the consummation of the Closing and (ii) no action, suit, or proceeding initiated by a Governmental Authority shall be pending before any Governmental Authority seeking an injunction, judgment, order, decree, ruling, or charge that would prohibit or prevent the consummation of the transactions contemplated by this Agreement.
     (c) The Insurance Policy shall have been issued and delivered to the Partnership, unless Buyer exercises its option not to have the Insurance Policy issued pursuant to Section 7.16(c).
Section 9.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
     (a)      (i) Sellers and the Partnership Group shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) each of the representations and warranties of Sellers and the Partnership contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and (iii) Buyer shall have received certificates, signed by each Seller and an officer of the Partnership, to the foregoing effect.
     (b) Buyer shall have received all documents it may reasonably request relating to the existence and good standing of the Partnership Group and the Joint Ventures and the authority of Sellers and the Partnership Group to enter into this Agreement, all in form and substance reasonably satisfactory to Buyer.
     (c) Each Seller shall have delivered a certification that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that such Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder.
     (d) The Partnership will deliver to Buyer the resignations of all officers, directors and managers, as applicable, of the Partnership Group from their positions with the Partnership Group at or prior to the Closing Date.
     (e) Sellers shall deliver to Buyer any certificates or other instruments evidencing the Interests, appropriately endorsed for transfer to Buyer, and the Partnership Group shall deliver to Buyer any certificates or other instruments evidencing the Partnership Group’s ownership interests in the Subsidiaries and the Joint Ventures.
     (f) The consents set forth on Schedule 9.02(f) shall have been obtained.
     (g) The consent of the insurer under the Environmental Policy to the updated identification of Partnership as the “insured” and the “named insured” thereunder and the identification of the other members of the Partnership Group and Buyer and its Affiliates as “additional insureds” thereunder.
     (h) All Liens, other than Permitted Liens, on the assets of the Partnership Group, including any Liens under the Bank Credit Agreement, shall have been released.

     (i) There shall not have been, since the Latest Balance Sheet Date, a Material Adverse Effect.
     (j) The Phase I Environmental Assessments, if undertaken pursuant to Section 8.02, shall not have revealed by Closing any conditions that, in the aggregate, have an adverse effect on the business, assets, financial condition or results of operations of the Business, the Partnership Group or the Joint Ventures, taken as a whole, in excess of $4,000,000.
     (k) The Appraisal shall have been completed and delivered to the Partnership (with a copy to the Buyer), and any necessary adjustment to the Tax payable accrual reflected on the Latest Balance Sheet shall be reflected on the June Financial Statements.
     (l) The June Financial Statements shall have been delivered to Buyer.
     (m) Evidence of the pre-Closing cancellation or exercise of the options, warrants and similar rights referred to in Section 2.02(a).
Section 9.03. Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:
     (a)      (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) each of the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Sellers shall have received a certificate signed by an officer of Buyer to the foregoing effect.
     (b) Sellers shall have received all documents they may reasonably request relating to the existence and good standing of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Sellers.
ARTICLE 10
Termination
Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of Sellers and Buyer;
     (b) by either Sellers or Buyer if the Closing shall not have been consummated on or before October 31, 2005; provided however, that this date shall be extended, if applicable, by adding to such date the amount of days that (i) any dispute between the parties is under consideration by the Title Defect Arbitrator, beginning on the date such dispute was submitted and ending on the date of resolution of such dispute, (ii) delivery of the Appraisal is delayed past 10 days prior to October 31, 2005, (iii) delivery of the June Financial Statements is delayed past 5 days prior to October 31, 2005, (iv) delivery of the Insurance Policy is delayed past 5 days prior to October 31, 2005, and (v) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby extends beyond October 31, 2005, provided, however, that in no event shall such date be extended for delay in receipt of approval under the HSR Act, beyond November 30, 2005;
     (c) by either Sellers or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or
     (d) by Buyer or Sellers pursuant to Section 2.05(g).
     The party desiring to terminate this Agreement pursuant to clauses 10.01(b), (c) or (d) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any interest owner, member, partner, stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. In addition to the survival of any other provisions as stated herein, the provisions of Sections 2.07, 2.08, 6.01, 6.03, 11.05, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.
ARTICLE 11
Indemnification
Section 11.01. Indemnification by Sellers. Each of the Sellers, jointly and severally, hereby agree to indemnify and hold harmless the Buyer and its Affiliates and its and their managers, directors, officers, members, shareholders, employees and agents (collectively, the “Buyer Indemnitees”) from and after the Closing Date from and against, and shall reimburse the Buyer Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Buyer Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of any of the Sellers or the Partnership Group under this Agreement (excluding a breach of the representation and warranty set forth in Sections, 3.21 and 3.24);
     (b) any non-fulfillment of any post-Closing covenant or agreement on the part of any of the Sellers or the Partnership Group under this Agreement.
It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any third party or Governmental Authority for such Losses to be indemnifiable under this Article XI.
Section 11.02. Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Sellers, and their Affiliates (collectively, the “Seller Indemnitees”) from and after the Closing Date from and against, and shall reimburse the Seller Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:
     (a) any breach of or inaccuracy in any representation or warranty on the part of Buyer under this Agreement; and
     (b) any non-fulfillment of any post-Closing covenant or agreement on the part of Buyer under this Agreement.
Section 11.03. Procedures for Indemnification.
     (a) If there occurs an event that either party asserts is an indemnifiable event pursuant to Sections 11.01 or 11.02, the party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other party or parties obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person with no further liability or obligation on the part of the Indemnitee. The Indemnifying Party agrees to afford the Indemnitee and its counsel, at the Indemnitee’s sole expense, the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee, (ii) injunctive relief affecting the Indemnitee, or (iii) prospective action or inaction by the Indemnitee.
     (b) Upon receipt of a Notice of Claim, the Indemnifying Party shall have thirty calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such thirty day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such thirty day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.
     (c) If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without obtaining the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.
     (d) The Indemnifying Party shall make any payment required to be made under this Article XI in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within fifteen business days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of ten percent per annum, not to exceed the maximum nonusurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.
Section 11.04. Survival.
     (a) Each covenant and agreement of Sellers set forth in this Agreement, or in any of the documents or instruments contemplated hereby, to be performed after the Closing, as well as any related indemnification obligations hereunder, will survive the Closing until such time as such performance is no longer required. The liability of Sellers for their indemnification obligations arising under this Agreement in respect of inaccuracies of representations or warranties shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Sellers’ Representative on or before the twelve month anniversary date of the Closing Date; provided, however, that any indemnification obligation relating to the representations and warranties specified in Sections 3.02, 3.05 and 3.06 shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Sellers’ Representative on or before the second anniversary of the Closing Date.
     (b) Each covenant and agreement of Buyer set forth in this Agreement, or in any of the documents or instruments contemplated hereby, to be performed after the Closing, as well as any related indemnification obligations hereunder, will survive the Closing until such time as such performance is no longer required. The liability of the Buyer for the Buyer’s indemnification obligations arising under this Agreement in respect of inaccuracies of representations and warranties shall be limited to claims for which a Seller Indemnitee delivers written notice to the Buyer on or before the twelve month anniversary date of the Closing Date.
     (c) Any matter as to which a claim has been asserted by written notice to the Indemnifying Party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article XI until such matter is finally terminated or otherwise resolved under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.
Section 11.05. Limitations on Indemnification.
     (a) No Indemnifying Party hereto shall have any liability with respect to, or obligation to indemnify for, Losses under Article XI hereof unless the cumulative aggregate amount of the Loss or Losses from the Closing Date through the date of indemnification and for which such Indemnifying Party would, but for the provisions of this Section 11.05, be liable exceeds $500,000, but in such event the Indemnifying Party’s obligations under Article XI hereof will be the cumulative aggregate amount of such Loss or Losses in excess of $500,000; provided, however, that the deductible provided by this section shall not apply to any Loss or Losses related to a breach of a covenant in Sections 7.13, 7.16(b) (to the extent the Insurance Policy is actually issued) and 8.01.
     (b) Notwithstanding anything in this Agreement to the contrary, (i) the maximum aggregate indemnification liability of Sellers, on the one hand, and the Buyer, on the other hand, shall not exceed $7,000,000, provided, however, that such cap shall not apply to any Loss or Losses related to a breach of a representation in Sections 3.02, 3.05, 3.06 or any Loss or Losses related to a breach of a covenant in Sections 7.13, 7.16(b) (to the extent the Insurance Policy is actually issued) and 8.01, which in any such case shall be limited to the Purchase Price, and (ii) the maximum aggregate indemnification liability of each Seller under this Article XI for any reason shall not exceed the portion of the Purchase Price actually received by such Seller.
     (c) Notwithstanding anything in this Agreement to the contrary, Sellers shall not provide any indemnification hereunder with respect to the representations and warranties set forth in Sections 3.21 and 3.24.
     (d) Notwithstanding anything in this Agreement to the contrary, Sellers shall not provide any indemnification hereunder with respect to any Loss that arises out of facts and circumstances that could form the basis of a reasonable claim under the Insurance Policy, whether or not such Loss has actually been covered by the Insurance Policy.
Section 11.06. Exclusive Remedies.
OTHER THAN WITH RESPECT TO FRAUD, WILLFUL MISCONDUCT, INTENTIONAL MISSTATEMENT OR OMISSION OR CRIMINAL ACTIVITY, FROM AND AFTER THE CLOSING, THE REMEDIES OF THE PARTIES SPECIFICALLY PROVIDED FOR BY THIS ARTICLE XI SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL MATTERS COVERED BY THIS AGREEMENT (WITH THE EXCEPTION OF THE MATTERS DISCUSSED IN SECTION 7.06); PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO A VIOLATION OF SECTION 8.01.

Section 11.07. Inconsistent Provisions. The provisions of this Article XI shall govern and control over any inconsistent provisions of this Agreement.
Section 11.08. Right to Indemnification Not Affected by Knowledge; Knowledge of Breach. The right to indemnification in accordance with the provisions of this Article XI will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement. If at any time prior to Closing, any of the parties hereto has knowledge of any facts, circumstances or situations which constitute a breach of any representation, warranty or covenant hereunder, such party shall give the other parties prompt notice thereof.
Section 11.09. Express Negligence.
THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.
ARTICLE 12
Miscellaneous
Section 12.01. Purchase Price Adjustment. Any amount paid by Sellers or Buyer under Section 11.01 shall be treated as an adjustment to the Purchase Price unless otherwise required by Applicable Law.
Section 12.02. Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

If to Buyer, to:	Mr. Ruben S. Martin
Martin Operating Partnership L.P.
4200 Stone Road
Kilgore, Texas 75662
Telephone: 903-983-6200
Telefacsimile: 903-983-6262

With a copy to:	Neel Lemon
Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, Texas 75201
Telephone: 214-953-6954
Telefacsimile: 214-661-4954

If to the Partnership or Partnership	Mr. Robert E. Dunn
Group	2350 Airport Freeway, Suite 200

(pre-Closing), to:	Bedford, Texas 76022
Telephone: 817-684-0158 x 227
Telefacsimile: 817-399-0810

With copies to:	Mr. Christopher D. Ray
Natural Gas Partners, L.L.C.
125 East John Carpenter Fwy, Suite 600
Irving, Texas 75062
Telephone: (972) 432-1444
Telefacsimile: (972) 432-1441

And	Mr. Jeffrey A. Zlotky
Thompson & Knight LLP
1700 Pacific Ave., Suite 3300
Dallas, Texas 75201
Telephone: (214) 969-1384
Telefacsimile: (214) 969-1751

If to the Seller	Natural Gas Partners V, L.P.
Representatives	125 East John Carpenter Fwy, Suite 600
(post-Closing), to:	Irving, Texas 75062
Attn: Christopher D. Ray
Telephone: (972) 432-1444
Telefacsimile: (972) 432-1441

And	Mr. Robert E. Dunn
4621 Edmonson Ave.
Dallas, Texas 75209
Telephone: 214-358-2264
Telefacsimile: 214-358-2264

With copies to:	Mr. Jeffrey A. Zlotky
Thompson & Knight LLP.
1700 Pacific Ave., Suite 3300
Dallas, Texas 75201
Telephone: (214) 969-1384
Telefacsimile: (214) 969-1751
Section 12.03. Amendments and Waivers.
     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however that the parties specifically consent to an assignment by Buyer to an Affiliate of Buyer.
Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules that would require the application of the law of another state.
Section 12.07. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in Tarrant County, Texas, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
Section 12.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 12.09. Entire Agreement. This Agreement and any exhibits and schedules hereto constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 12.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 12.11. Disclosure Schedules. Partnership has or may have set forth information on a Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. The parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Sellers of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER

MARTIN OPERATING PARTNERSHIP L.P.

By: Martin Operating GP LLC, its general partner

By: Martin Midstream Partners L.P., its sole member

By: Martin Midstream GP LLC, its general partner

By:	/s/ Robert D. Bondurant

Name:	Robert D. Bondurant

Title:	Executive Vice President and CFO

SELLERS
/s/ Robert E. Dunn

Robert E. Dunn

/s/ William J. Diehnelt

William J. Diehnelt

/s/ Gene A. Adams

Gene A. Adams

/s/ Philip D. Gettig

Philip D. Gettig

/s/ Sharon L. Taylor

Sharon L. Taylor

/s/ Scott A. Southard

Scott A. Southard

NATURAL GAS PARTNERS V, L.P.

By: G.F.W. Energy V, L.P., General Partner
By: GFW V, L.L.C., General Partner

By:	/s/ Kenneth A. Hersh

Name:	Kenneth A. Hersh

Authorized Member

PARTNERSHIP

PRISM GAS SYSTEMS I, L.P.

By: Prism Gas Systems GP, L.L.C., its general partner

By:	/s/ Robert E. Dunn

Name:	Robert E. Dunn

Title:	President